Exhibit 10.27

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 27, 2015

among

ROYAL HAWAIIAN ORCHARDS, L.P. ,
ROYAL HAWAIIAN RESOURCES, INC.,

ROYAL HAWAIIAN SERVICES, LLC,

and
ROYAL HAWAIIAN MACADAMIA NUT, INC.,
as Borrowers,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,

AMERICAN AGCREDIT, PCA,
for itself, as a Lender and as Agent for all Lenders,

and

THE FINANCIAL INSTITUTIONS PARTY HERETO, as Lenders

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		39
6.01	Corporate Existence and Power.	39
6.02	Corporate Authorization; No Contravention.	39
6.03	Governmental Authorization.	39
6.04	Binding Effect.	40
6.05	Litigation.	40
6.06	No Default.	40
6.07	ERISA Compliance.	40
6.08	Margin Regulations.	41
6.09	Real Property.	41
6.10	Taxes.	41
6.11	Financial Condition.	42
6.12	Environmental Matters.	43
6.13	Collateral Documents.	43
6.14	Regulated Entities.	44
6.15	No Burdensome Restrictions.	44
6.16	Copyrights, Patents, Trademarks and Licenses, Etc.	44
6.17	Subsidiaries.	44
6.18	Insurance.	44
6.19	Solvency.	44
6.20	Tax Shelter Regulations.	44
6.21	Full Disclosure.	45
6.22	Depository Accounts.	45
6.23	Brokers’ Fees.	45
6.24	Foreign Assets Control Regulations and Anti-Money Laundering.	45
6.25	Patriot Act.	45
6.26	PACA.	45

ARTICLE VII AFFIRMATIVE COVENANTS		46
7.01	Financial Statements.	46
7.02	Certificates; Other Information.	47
7.03	Notices.	47
7.04	Preservation of Corporate Existence, Etc.	49
7.05	Maintenance of Property.	49
7.06	Insurance.	49
7.07	Payment of Obligations.	50
7.08	Compliance with Laws.	50
7.09	Compliance with ERISA.	50
7.10	Inspection of Property and Books and Records.	51
7.11	Environmental Laws.	52
7.12	Use of Proceeds.	52
7.13	Further Assurances.	52
7.14	Cash Management Systems.	53
7.15	Landlord and Warehouse Agreements.	53
7.16	Condemnation.	53

ARTICLE VIII NEGATIVE COVENANTS		54
8.01	Limitation on Liens.	54
8.02	Disposition of Assets.	55
8.03	Consolidations and Mergers.	56
8.04	Acquisitions; Loans and Investments.	56
8.05	Limitation on Indebtedness.	57
8.06	Transactions with Affiliates.	58
8.07	Use of Proceeds.	58
8.08	Contingent Obligations.	58
8.09	Joint Ventures.	59
8.10	Lease Obligations.	59
8.11	Restricted Payments.	59
8.12	Compliance with ERISA.	59
8.13	Change in Business.	59
8.14	Accounting Changes.	60
8.15	Financial Covenants.	60
8.16	No Negative Pledges.	60
8.17	Depository Account.	60
8.18	OFAC; Patriot Act.	60
8.19	Sale-Leasebacks.	60
8.20	PACA License.	60

ARTICLE IX EVENTS OF DEFAULT		61
9.01	Event of Default.	61
9.02	Remedies.	63
9.03	Rights Not Exclusive.	63

ARTICLE X AGENT		64
10.01	Appointment and Authorization; “Agent”	64
10.02	Delegation of Duties.	64
10.03	Liability of Agent.	64
10.04	Reliance by Agent.	65
10.05	Notice of Default.	65
10.06	Credit Decision.	65
10.07	Indemnification of Related Persons.	66
10.08	Agents in Individual Capacity.	66
10.09	Successor Agent.	66
10.10	Withholding Tax.	67
10.11	Collateral Matters.	68
10.12	Swap Obligations.	68

ARTICLE XI MISCELLANEOUS		69
11.01	Amendments and Waivers.	69
11.02	Notices.	70
11.03	No Waiver; Cumulative Remedies.	70
11.04	Costs and Expenses.	71
11.05	Indemnity.	71
11.06	Marshalling; Payments Set Aside.	72
11.07	Successors and Assigns.	72
11.08	Assignments, Participations, Etc.	72
11.09	Confidentiality.	74
11.10	Set-off.	75
11.11	Actions in Concert.	75
11.12	Automatic Debits of Fees.	75
11.13	Notification of Addresses, Lending Offices, Etc.	75
11.14	Severability.	75
11.15	No Third Parties Benefited.	75
11.16	Governing Law and Jurisdiction.	76
11.17	Waiver of Jury Trial; Judicial Reference.	76
11.18	USA Patriot Act Notice.	78
11.19	Entire Agreement.	78
11.20	Counterparts; Facsimile or Electronic Signatures.	78
11.21	Status of Prior Agreement and Loans Outstanding Under Prior Agreement.	78

SCHEDULES

Schedule 2.01(a)     Revolving Loan Commitments

Disclosure Schedule

Schedule 11.02       Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A	Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of March 27, 2015, among Royal Hawaiian Orchards, L.P., a Delaware limited partnership (“RHO”), Royal Hawaiian Resources, Inc., a Hawaii corporation (“RHR”), Royal Hawaiian Services, LLC, a Hawaii limited liability company (“RHS”), and Royal Hawaiian Macadamia Nut, Inc., a Hawaii corporation (“RHMN” and, together with RHO, RHR, and RHS, collectively “Borrowers” and each, a “Borrower”), RHO, as Borrower Representative, the other Persons party hereto from time to time that are designated as a “Credit Party,” those persons from time to time party to this Agreement as lenders (collectively, the “Lenders”; individually, each a “Lender”), and American AgCredit, PCA, as Agent for the Lenders and for itself as a Lender.

RECITALS

WHEREAS, pursuant to the terms of a Fourth Amended and Restated Credit Agreement dated as of July 15, 2010 (as amended prior to the date hereof, the “Prior Agreement”), Lenders provided Borrowers with a senior secured credit facility consisting of a revolving loan and a term loan;

WHEREAS, Borrowers have requested that Lenders provide Borrowers with an additional term loan and modify certain terms and conditions applicable to the existing revolving loan and the existing term loan;

WHEREAS, the Lenders are willing to do so upon the terms and conditions set forth in this Agreement and the parties agree that this Agreement shall amend, restate, and supersede the terms of the Prior Agreement as more fully set forth in Section 11.21.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01         Certain Defined Terms. The following terms have the following meanings:

“2010 Term Loan” has the meaning specified in Section 2.04.

“2010 Term Loan Maturity Date” means July 1, 2020.

“2010 Term Loan Note” has the meaning specified in Section 2.04.

“2015 Term Loan” has the meaning specified in Section 2.05.

“2015 Term Loan Maturity Date” means March 27, 2021.

“2015 Term Loan Note” has the meaning specified in Section 2.05.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Borrower or a Subsidiary of a Borrower is the surviving entity.

“Affected Lender” has the meaning specified in Section 4.08.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agent” means American AgCredit, in its capacity as administrative agent and collateral agent for the Lenders, and any successor administrative agent and collateral agent appointed pursuant to Section 10.09.

“Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 or such other address within the continental United States as Agent may from time to time specify.

“Aggregate Excess Funding Amount” has the meaning specified in Section 2.21(c).

“Aggregate Revolving Loan Commitment” means, at any time, the aggregate Revolving Loan Commitments of all of the Lenders to make Revolving Loans at such time, which aggregate amount is Nine Million Dollars ($9,000,000) as of the Closing Date.

“Agreement” has the meaning specified in the introductory paragraph.

“American AgCredit” means American AgCredit, PCA.

“Applicable Margin” means, with respect to Revolving Loans and the Unused Line Fee, the respective credit spreads per annum set forth in the performance pricing grid set forth below, in accordance with the parameters for calculation and adjustment of such amount also set forth below.

Tier	Average Availability	LIBOR Margin	Base Rate Margin	Unused Line Fee
1	>60%	2.75%	0.75%	0.375%
2	>10% but ≤60%	3.25%	1.00%	0.375%
3	≤10%	3.75%	1.25%	0.375%

Commencing on the Closing Date and continuing through June 30, 2015, the Applicable Margin shall be at Tier 1. Thereafter, the Applicable Margin shall be subject to adjustment based on Average Availability during the immediately preceding fiscal quarter, as calculated by Agent. Upon the occurrence of an Event of Default, the Applicable Margin shall immediately and automatically be increased to Tier 3 and shall remain at Tier 3 until such Event of Default no longer exists, at which time the Applicable Margin shall again be subject to adjustment based on Average Availability during the immediately preceding fiscal quarter (unless otherwise provided in any waiver applicable to such Event of Default), as calculated by Agent.

“Assignee” has the meaning specified in Section 11.08(b).

“Attorney Costs” means and includes all reasonable and documented (in summary form with no requirement that the details of any work expended by attorneys be disclosed) fees and expenses of attorneys representing Agent in connection with this Agreement, the Loan Documents and the transactions contemplated by this Agreement and the Loan Documents.

“Availability” means, as of any date of determination, the amount by which the Aggregate Revolving Loan Commitment as of such date, exceeds the Effective Amount of all Revolving Loans as of such date.

“Average Availability” means, for any period, the average daily amount of Availability during such period.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, the higher of: (a) one half of one percent (0.50%) per annum in excess of the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as published from time to time in The Wall Street Journal, as the “Prime Rate.” If said Prime Rate should be no longer published, Agent, in the exercise of reasonable judgment, shall substitute another means of determining a prime rate. Agent will give Borrower notice of such substitution. In the event that the prime interest rate quoted in The Wall Street Journal is a split rate, the Prime Rate shall be the higher of the published rates, unless the rate charged by the majority of the 15 largest domestic banks is the lower rate, in which case Agent shall charge the lower of the split rates. Each change in the Prime Rate will be effective on the day the change is published in The Wall Street Journal.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Becker Acquisition” means, when and if approved by Agent (it being understood that Agent has not yet approved such acquisition), the acquisition by Borrowers or an affiliate of Borrowers of certain real property of approximately 709 acres of macadamia nut orchards commonly known as “Becker Orchards.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” or “Borrowers” has the meaning specified in the introductory paragraph hereof.

“Borrower Representative” has the meaning specified in Section 2.20.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made to Borrowers on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03, Section 2.04 or Section 2.05.

“Breakage Fee” has the meaning specified in Section 2.11(g).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks or commercial lenders in Hawaii, California or New York City are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means such a day on which dealings are carried on in London in the applicable offshore dollar interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease Obligations” means, for any Person, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of Two Hundred Fifty Million Dollars ($250,000,000) and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of Five Hundred Million Dollars ($500,000,000) and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Casualty Reserve” means an amount determined by Agent in its Reasonable Credit Judgment to reflect the impairment in value of any Mortgaged Property due to damage, destruction, or condemnation of such Mortgaged Property.

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 or otherwise established by Agent are satisfied or waived by Agent and all Lenders and this Agreement becomes effective as among the parties hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Borrower or any Subsidiary of a Borrower in or upon which a Lien now or hereafter exists in favor of the Lenders, or Agent on behalf of the Lenders, whether under this Agreement or under any other documents executed by any such Person and delivered to Agent or the Lenders.

“Collateral Documents” means, collectively, (a) each Security Agreement, each Mortgage, each Depository Account Control Agreement, and all patent and trademark assignments, lease assignments, guarantees and other similar agreements between any Credit Party or any Subsidiary of a Credit Party and the Lenders, or Agent for the benefit of the Lenders, now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against any Credit Party or any Subsidiary of a Credit Party as debtor in favor of the Lenders, or Agent for the benefit of the Lenders, as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Commitments” means the Revolving Loan Commitments.

“Compliance Certificate” means a certificate executed by a Responsible Officer of Borrower Representative, in substantially the form of Exhibit C, certifying Borrowers’ compliance with the financial covenants set forth in Section 8.15.

“Consolidated EBITDA” means, for any period, for RHO and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) Consolidated Net Income; plus, (b) the sum of (i) Federal, state, local and foreign income taxes, (ii) Interest Expense (including the interest portion of any capitalized lease obligations), (iii) depletion, depreciation, and amortization, and (iv) extraordinary losses; minus (c) the sum of (i) gains on asset sales, and (ii) extraordinary gains.

“Consolidated Net Income” means, for any period, on a consolidated basis, the net income, if any, of RHO and its Subsidiaries, determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means the gross book value of the assets of RHO and its Subsidiaries (exclusive of goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, deferred charges and other like intangibles), less (i) reserves applicable thereto, and (ii) all liabilities (including subordinated liabilities), in each case determined in accordance with GAAP (provided an adjustment shall be made to eliminate the effect of FAS 109) and as reasonably determined by Agent in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any letter of credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and, in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.06, Borrowers (a) convert Loans of one Type to another Type, or (b) continue as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Credit Parties” means each Borrower and each other Person (a) that executes a guaranty of the Obligations, (b) that grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (c) all of the Stock of which is pledged to Agent for the benefit of the Lenders.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means, for any Loan or other Obligation, two percent (2.0%) per annum in excess of the rate of interest otherwise applicable thereto; provided that, for any Obligation not bearing a stated rate of interest, the Default Rate shall be two percent (2.0%) per annum in excess of the applicable interest rate for Revolving Loans applying Tier 3 of the performance pricing grid set forth in the definition of “Applicable Margin.”

“Depository Account” means a bank account, deposit account, securities account, or a similar type of account in which any funds or investments are held.

“Depository Account Control Agreement” means an agreement in form and substance satisfactory to Agent among Agent, the applicable Credit Party, and each bank or other depository institution at which any Depository Account is maintained pursuant to which such bank or institution agrees that it has no lien upon or right of set off against any funds in such Depository Account (other than customary exceptions for overdrafts and account fees) and that Agent has control of such Depository Account (subject to the Credit Party’s right to use funds in the Depository Account until such time as Agent delivers a notice revoking such right) and that contains such other provisions as Agent shall require.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Amount” means the aggregate outstanding principal amount of all Revolving Loans after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000); (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000), provided, that such bank is acting through a branch or agency located in the United States; (c) any member institution of the Farm Credit System, (d) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Exchange Act), and that extends credit or buys loans for commercial purposes as one of its businesses, including insurance companies, mutual funds and lease financing companies; and (e) any existing Lender (other than a Non-Funding Lender). No Borrower nor any Affiliate of a Borrower shall be an Eligible Assignee.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health and safety matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, and, to the extent applicable, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

“Environmental Liabilities” means all liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of a Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of a Credit Party, whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination); (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (j) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (k) any other event or condition that, to each Credit Party’s knowledge, might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by Agent.

“Fee Letter” means that certain letter dated as of March 27, 2015 between Agent and Borrower Representative.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means any Person at any time that guarantees to Agent or Lenders all or any part of the Obligations.

“Guaranty” means any guaranty or other document pursuant to which any Person guarantees to Agent or Lenders all of any part of the Obligations.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hazardous Materials” means all substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Indebtedness” of any Person means (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but excluding obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations, (v) all guaranteed Indebtedness (without duplication of the Indebtedness of any other Credit Party), (vi) all Indebtedness referred to in clauses (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (vii) the Obligations.

“Indemnified Matters” has the meaning specified in Section 11.05.

“Indemnified Person” has the meaning specified in Section 11.05.

“Independent Auditor” has the meaning specified in Section 7.01(a).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Expense” means, with respect to any period for any Person, total interest expense calculated in accordance with GAAP (including that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit for such period (in each case calculated without regard to any limitations on payment thereof).

“Interest Payment Date” means the first day of each month with respect to all interest accruing during the previous month and the last day of any applicable Interest Period.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three or six months thereafter as selected by Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that (a)  if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Loan Termination Date.

“Investments” has the meaning specified in Section 8.04.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Joint Venture” means a single-purpose corporation, partnership, limited liability company, joint venture or other legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by a Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“Lender” has the meaning specified in the introductory clause hereto and shall include each Person who owns or holds any of the Obligations hereunder, whether as original signatory or pursuant to assignment and shall include each Revolving Lender and Term Lender and, where applicable, the Swap Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” on Schedule 11.02, or such other office or offices within the continental United States as the Lender may from time to time notify Agent and Borrower Representative.

“LIBOR” means for any Interest Period: (a) with respect to LIBOR Loans comprising part of the same Borrowing, the rate of interest per annum determined by Agent to be the rate of interest per annum (rounded upward to the nearest 1/100th of 1%) quoted by Reuters, Telerate, or another similar service used by Agent for deposits in Dollars in the approximate amount of the LIBOR Loan to be made, continued or converted by Agent and having a maturity most comparable to such Interest Period, at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, subject to clause (b) below; or (b) if for any reason the rate is not available as provided in the preceding clause (b) of this definition, “LIBOR” instead means the rate of interest per annum determined by Agent as the rate of interest at which deposits in Dollars in the approximate amount of the LIBOR Loan to be made, continued or converted by Agent, and having a maturity most comparable to such Interest Period, would be offered by Agent to major lenders in the London interbank market or other applicable interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Loan” means a Revolving Loan that bears interest based on the LIBOR.

“Lien” means any security interest, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (consensual, statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law), but not including the interest of a lessor under an operating lease.

“Loan” means an extension of credit by a Lender to Borrowers under Article II, and may be a Base Rate Loan or a LIBOR Loan (each, a “Type” of Loan), and includes any Revolving Loan and any Term Loan.

“Loan Documents” means this Agreement, any Notes, the Collateral Documents, each Guaranty, and all other documents delivered to Agent or any Lender in connection with the transactions contemplated by this Agreement.

“Majority Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect plus the aggregate unpaid principal balance of the Term Loan then outstanding, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans; provided that if there are only two Lenders, then Majority Lenders shall mean both Lenders so long as each Lender holds twenty-five percent (25%) or more of the applicable Obligations or Commitments.

“Majority Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans; provided that if there are only two Revolving Lenders, then Majority Revolving Lenders shall mean both Revolving Lenders so long as each Revolving Lender holds twenty-five percent (25%) or more of the applicable Obligations or Commitments.

“Mandatory Prepayments” has the meaning specified in Section 2.09.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material” and “Materially” means material in relation to the business, operations, affairs, financial condition, assets or properties of Borrowers and their Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of Borrowers and their Subsidiaries taken as a whole (but excluding any adverse change in the economy in general or any downturn in financial markets); (b) a material impairment of the ability of any Credit Party to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

“Material Environmental Liabilities” means Environmental Liabilities exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Mortgaged Property” means any real property subject to a Mortgage in favor of Agent to secure all or any portion of the Obligations.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real property or any interest in real property .

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Issuance Proceeds” means, as to any issuance of debt (other than the Loans) or equity by any Person, cash proceeds received by such Person in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, or any Lender, or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under this Agreement or the other Loan Documents.

“Notes” means the Revolving Notes, the 2010 Term Loan Notes, and the 2015 Term Loan Notes.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document or under any Swap Agreement owing by any Borrower to any Lender, Agent, Swap Lender, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Organization Documents” means: (a) for any corporation, the certificate or articles of incorporation and the bylaws; (b) for any limited liability company, the articles of organization and operating agreement; and (c) for any partnership, any partnership agreement or other agreement creating and/or governing such partnership.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies (excluding any income taxes) which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“PACA” means the Perishable Agricultural Commodities Act, 7 U.S.C. §499e(c) (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“Participant” has the meaning specified in Section 11.08(e).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Permitted Liens” has the meaning specified in Section 8.01.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 8.05(e) and Section 8.05(g) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Swap Transaction” means any interest rate swap transaction between a Borrower and a Swap Lender approved by Agent relating to the Loan.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, Joint Venture or Governmental Authority.

“Prepayment Premium” has the meaning specified in Section 2.22.

“Prior Agreement” has the meaning specified in the recitals hereto.

“Pro-Forma Indebtedness to EBITDA Ratio” means, with respect to a proposed investment in real property proposed to be acquired (the “New Property”), the ratio of (a) the sum of the aggregate amount of Indebtedness of Borrowers (without duplication) at the time of calculation, plus the aggregate amount of any additional Indebtedness to be incurred in connection with the acquisition of the New Property (the “New Indebtedness”), to (b) Consolidated EBITDA for the four (4) quarter period ending on the most recent quarter-end for which financial statements are required to have been delivered pursuant to Section 7.01, as modified to reflect Borrowers’ ownership of the New Property and incurrence of the New Indebtedness (which modification shall be based on calculations initially prepared by Borrowers as reasonably adjusted by Agent).

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to such decimal place as shall be determined by Agent) of: (a) if with respect to the Revolving Loan, such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitments (or, if all the Commitments have been terminated, the aggregate principal amount of such Lender’s Revolving Loans divided by the aggregate principal amount of the Revolving Loans then held by all Lenders), or (b) if with respect to the Term Loan, the aggregate principal amount of such Lender’s Term Loans divided by the aggregate principal amount of the Term Loans then held by all Lenders, in each case, as such percentage equivalent may be modified with any assignment made in accordance with the provisions of Section 11.08(c).

“Property” means, collectively, each Credit Party’s chief executive office, any site owned, leased, operated or otherwise utilized by any Credit Party, and any other location where any Credit Party conducts its business, grows any crops, or stores any of its inventory or other tangible assets.

“Related Persons” means American AgCredit in its capacity as Agent, any successor agent arising under Section 10.09 and any successor Agent hereunder, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Release” means any release, threatened release, Spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means any remedial action or series of related actions that a Borrower is required to take pursuant to any Environmental Law.

“Replacement Lender” has the meaning specified in Section 4.08.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its property is subject.

“Reserves” means such reserves against Availability, including Casualty Reserves, that Agent may, in its reasonable credit judgment, establish from time to time and which may be established to ensure payment of accrued interest expenses, past due Indebtedness, and past due rents under any leases.

“Responsible Officer” means, with respect to each Borrower or any Subsidiary of a Borrower, the chief executive officer, the chief financial officer, the secretary, and the chief legal officer/general counsel (if applicable) and any other duly authorized officer designated as a Responsible Officer in a written notice of the Borrower Representative to Agent.

“Restricted Payment” has the meaning specified in Section 8.11.

“Revolving Lender” means each Lender owning or holding any portion of the Revolving Loans or the Revolving Loan Commitments.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Commitment” means, as to any Revolving Lender, the aggregate commitment of such Lender to make Revolving Loan advances as set forth in Schedule 2.01(a) or in the most recent Assignment and Acceptance in accordance with Section 11.08 executed by such Lender.

“Revolving Loan Termination Date” means the earlier to occur of: (a) March 27, 2017; and (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

“Revolving Note” has the meaning specified in Section 2.01(b).

“Schedule of Documents” means a schedule containing information regarding documents to be delivered pursuant to the Agreement, in form and substance satisfactory to Agent.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means any Security Agreement between any Credit Party, as grantor, and Agent, as secured party.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Spill” means any significant discharge, spillage, uncontrolled loss, seepage or filtration of oil, petroleum, chemical liquids, solids, gaseous products, or Hazardous Materials at, under, or within any real property which a Person owns or leases.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means (a) any Indebtedness owed to any Affiliate or to any Person who owns, directly or indirectly, any Stock or Stock Equivalents of any Borrower, and (b) any Indebtedness of any Credit Party or any Subsidiary which is subordinated in whole or in part to any of the Obligations as to right and time of payment or any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, Joint Venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Agreement” means, with respect to any Permitted Swap Transaction, (a) the ISDA Master Agreement, with accompanying schedules, confirmations, instruments, and other documents entered into between a Borrower (or Borrower Representative, on behalf of Borrowers) and a Swap Lender, and (b) any guaranty by Agent or any Lender of any obligations owed by an Borrower under or in connection with any Swap Agreement described in clause (a) of this definition.

“Swap Lender” means Agent, a Lender approved by Agent, or a third party approved by Agent in such Person’s capacity as a party to a Swap Agreement.

“Swap Obligations” means any amounts at any time owed by any Credit Party to any Swap Lender pursuant to any Swap Agreement.

“Tax” or “Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings, taxes paid by the members of a limited liability company on account of such limited liability company’s net income, or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or Agent, as the case may be, is organized or maintains a Lending Office.

“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which a Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Distribution” means an aggregate amount equal to the product of (i) the taxable income of RHO and its Subsidiaries and (ii) a rate equal to the highest combined marginal federal, state and local income tax rates applicable to individuals (and taking into account, where applicable, the highest federal, state or local alternative minimum tax rates).

“Term Lender” means each Lender owning or holding any portion of any Term Loan.

“Term Loan” means the 2010 Term Loan, the 2015 Term Loan, and any other term loan made by Lenders to Borrowers pursuant to this Agreement.

“Tier” means any of the Tiers specified in the definition of Applicable Margin.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Type” has the meaning specified in the definition of “Loan.”

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of California; provided, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unused Line Fee” has the meaning specified in Section 2.12(b).

“United States” and “U.S.” each means the United States of America.

“Water Rights” means, with respect to any particular Mortgaged Property, the ground water on, under, pumped from or otherwise available to such Mortgaged Property or any other water rights appurtenant to such Mortgaged Property, whether as a result of groundwater rights, contractual rights, or otherwise and whether riparian, appropriative, or otherwise; the right to remove or extract any such ground water including any permits, rights or licenses granted by any Governmental Authority and any rights granted or created by any easement, covenant, agreement or contract with any Person; and any rights to which such Mortgaged Property is entitled with respect to surface water, whether such rights are appropriative, riparian, prescriptive or otherwise and whether or not pursuant to permit or other governmental authorization; any water right, water allocation for water not yet delivered, distribution right, delivery right, water storage right, or other water-related entitlement appurtenant to or otherwise applicable to such Mortgaged Property by virtue of such Mortgaged Property being situated within the boundaries of any governmental water district or within the boundaries of any private water company, mutual water company, or other non-governmental entity; and any shares, or any rights under such shares, of any private water company, mutual water company, or other non-governmental entity pursuant to which a Borrower or a Mortgaged Property may receive water.

“Wholly Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by a Credit Party, or by one or more of the other Wholly Owned Subsidiaries of a Credit Party, or both.

1.02         Other Interpretive Positions.

(a)     All terms defined in Section 1.01 or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(c)     The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)     The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(e)     The words “include” and “including” are not limiting and mean “include(s) without limitation” or “including but not limited to,” as the case may be.

(f)     The words “approval” or “approved,” as the context requires, means an approval in writing given to the Person seeking approval after full and fair disclosure to the Person giving approval of all material facts necessary in order to determine whether approval should be granted.

(g)     When used in this Agreement and the other Loan Documents, the phrases “satisfactory to Agent,” “satisfactory to Lenders,” “satisfactory to Majority Lenders,” “satisfactory to Majority Revolving Lenders” shall mean “in form and substance satisfactory to the applicable Person in all respects”, the phrases “with Agent’s consent,” “with Lenders’ consent,” “with Majority Lenders’ consent,” “with Majority Revolving Lender’s consent” and or “with Agent’s approval,” “with Lenders’ approval,” “with Majority Lenders’ approval,” and “with Majority Revolving Lenders’ approval” shall mean such consent or approval at such Person’s sole discretion, and the phrases “acceptable to Agent,” “acceptable to Lenders,” “acceptable to Majority Lenders,” and “acceptable to Majority Revolving Lenders” shall mean “acceptable to such Person at such Person’s sole discretion” unless otherwise specified in this Agreement.

(h)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(i)     The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(j)     Unless the context otherwise clearly requires, the terms “member” or “members” refers to a member, or the members, of any Credit Party that is a limited liability company.

(k)     Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(l)     The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(m)     This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase “in its or their sole discretion.”

(n)     This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrowers, and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in their preparation.

(o)     The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

(p)     Unless otherwise expressly provided herein, references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amendment, replacing, supplementing or interpreting such Requirements of Law.

(q)     A reference to any Person includes its permitted successors and permitted assigns.

(r)     A reference to any formation document, governing document, agreement or other contractual instrument, including the Loan Documents, shall include such document, agreement or instrument as amended, restated, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

1.03         Accounting Principles.

(a)     Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b)     In the event of any change in GAAP after the Closing Date which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrowers or Agent, Borrowers, Agent and Majority Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions as in effect prior to such accounting change. Until such time as such amendment shall have been executed and delivered by Borrowers and Majority Lenders (or Agent, at the direction of Majority Lenders), such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(c)     References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Credit Parties. Each fiscal year and each fiscal quarter shall be the calendar year and the each calendar quarter unless otherwise approved by Agent.

ARTICLE II

THE CREDITS

2.01         Amounts and Terms of Revolving Loan Commitments.

(a)     The Revolving Credit Facility. Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrowers from time to time until the Revolving Loan Termination Date its Pro Rata Share of a revolving credit facility (each such loan, a “Revolving Loan”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Notwithstanding the foregoing, the Effective Amount of all Revolving Loans shall not exceed the Aggregate Revolving Loan Commitment less the amount of any Reserves established by Agent. Until the Business Day prior to the Revolving Loan Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 2.01(a). On the Closing Date, all revolving loans outstanding under the Prior Agreement shall be deemed Revolving Loans as defined in this Agreement.

(b)     Revolving Notes. Borrowers’ obligation to repay the Revolving Loans shall be evidenced by this Agreement and, if requested by Agent, Borrowers shall execute and deliver to each Revolving Lender a note to also evidence Borrowers’ obligation to pay the Revolving Loans made by such Revolving Lender, which note or notes shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender and in the form determined by Agent (each a “Revolving Note” and, collectively, the “Revolving Notes”).

2.02         Loan Accounts. The Revolving Loans made by each Revolving Lender shall be evidenced by one or more accounts or records maintained by Agent or such Revolving Lender, as the case may be, in the ordinary course of business. The accounts or records maintained by Agent and each Revolving Lender shall be conclusive absent manifest error. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Revolving Loans.

2.03         Procedure for Revolving Loan Borrowing.

(a)     Each Borrowing shall be made upon the irrevocable written notice of Borrower Representative delivered to Agent in the form of a Notice of Borrowing (which notice must be received by Agent (i) prior to 10:00 a.m. (California time) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans, and (ii) prior to 10:00 a.m. (California time) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans specifying:

(A)     the amount of the Borrowing, which shall be in an aggregate minimum amount of Fifty Thousand Dollars ($50,000) or any multiple of Ten Thousand Dollars ($10,000) in excess thereof;

(B)     the requested Borrowing Date, which shall be a Business Day;

(C)     the Type of Loans comprising the Borrowing; and

(D)     the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be three months.

provided, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to Agent (x) prior to 9:00 a.m. (California time) three Business Days prior to the Closing Date, in the case of a Borrowing of LIBOR Loans; and (y) prior to 9:00 a.m. (California time) one Business Day prior to the Closing Date, in the case of a Borrowing of Base Rate Loans.

(b)     Agent will promptly notify each Revolving Lender of its receipt of any Notice of Borrowing in respect of Revolving Loans and of the amount of such Lender’s Pro Rata Share of that Borrowing.

(c)     Each Revolving Lender will make the amount of its Pro Rata Share of each Borrowing of Revolving Loans available to Agent for the account of Borrowers at Agent’s Payment Office by 11:00 a.m. (California time) on the Borrowing Date requested by Borrower Representative in funds immediately available to Agent. The proceeds of all such Loans will then be made available to Borrowers by Agent (i) at such office by crediting the account of Borrower Representative on the books of Agent, or (ii) by wire transfer to such other office as shall be designated in writing by Borrower Representative to Agent, in each case, in the aggregate of the amounts made available to Agent by the Lenders and in like funds as received by Agent.

(d)     After giving effect to any Borrowing, unless Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.

2.04         2010 Term Loan. As of the Closing Date, the outstanding principal balance of the 2010 Term Loan (as defined in the Prior Agreement) made by American AgCredit to Borrowers shall remain outstanding as the “2010 Term Loan” hereunder. As of the Closing Date, the unpaid principal balance of the 2010 Term Loan is Five Million Six Hundred Thousand Dollars ($5,600,000). Any portion of the 2010 Term Loan that is repaid or prepaid may not be reborrowed. Borrowers’ obligation to repay the 2010 Term Loan shall be evidenced by this Agreement and, if requested by Agent, Borrowers shall execute and deliver to each holder of the 2010 Term Loan a note to also evidence Borrowers’ obligation to pay the 2010 Term Loans held by such Lender (each a “2010 Term Loan Note” and, collectively, the “2010 Term Loan Notes”) which 2010 Term Loan Notes shall supersede the Term Loan Promissory Note executed by RHO and RHR and delivered to Agent dated July 15, 2010.

2.05         2015 Term Loan. On the Closing Date, American AgCredit agrees to lend to the Borrowers the sum of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (the “2015 Term Loan”). Any portion of the 2015 Term Loan that is repaid or prepaid may not be reborrowed. Borrowers’ obligation to repay the 2015 Term Loan shall be evidenced by this Agreement and, if requested by Agent, Borrowers shall execute and deliver to each holder of the 2015 Term Loan a note to also evidence Borrowers’ obligation to pay the 2015 Term Loans held by such Lender (each a “2015 Term Loan Note” and, collectively, the “2015 Term Loan Notes”).

2.06         Conversion and Continuation Elections.

(a)     Borrowers may, upon irrevocable written notice from Borrower Representative to Agent in accordance with Section 2.06(b):

(i)     elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such Loans (or any part thereof in an amount not less than Fifty Thousand Dollars ($50,000), or that is an integral multiple of Ten Thousand Dollars ($10,000) in excess thereof) into Base Rate Loans or LIBOR Loans, as the case may be; or

(ii)     elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than Fifty Thousand Dollars ($50,000), or that is in an integral multiple of Ten Thousand Dollars ($10,000) in excess thereof);

provided, that if at any time the aggregate amount of LIBOR Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than Fifty Thousand Dollars ($50,000), such LIBOR Loans shall automatically convert into Base Rate Loans, and on and after such date the right of Borrowers to continue such Loans as, and convert such Loans into, LIBOR Loans shall terminate.

(b)     Borrower Representative shall deliver a Notice of Conversion/Continuation to be received by Agent not later than 10:00 a.m. (California time) at least three Business Days in advance of the Conversion/Continuation Date, specifying:

(A)     the proposed Conversion/Continuation Date;

(B)     the aggregate amount of Loans to be converted or continued;

(C)     the Type of Loans resulting from the proposed conversion or continuation; and

(D)     other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)     If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrowers have failed to select timely a new Interest Period to be applicable to such LIBOR Loans, or if any Default or Event of Default then exists, Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)     Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by Borrower Representative, Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations of Base Rate Loans or LIBOR Loans shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e)     During the existence of a Default or Event of Default, Borrowers may not elect to have a Loan converted into or continued as a LIBOR Loan.

(f)     After giving effect to any conversion or continuation of Loans, unless Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.

2.07         Reduction or Termination of Aggregate Revolving Loan Commitment.

(a)     Voluntary Reduction of Aggregate Revolving Loan Commitment. Borrowers may, upon not less than five (5) Business Days’ prior notice to Agent (which notice shall be irrevocable), reduce the Aggregate Revolving Loan Commitment by an aggregate minimum amount of One Million Dollars ($1,000,000) or any multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof, but in no event shall the Aggregate Revolving Loan Commitment be reduced to an amount less than Five Million Dollars ($5,000,000). Once reduced in accordance with this Section, the Aggregate Revolving Loan Commitment may not be increased. Any voluntary reduction of the Aggregate Revolving Loan Commitment shall be applied to each Revolving Lender’s Revolving Loan Commitment according to its Pro Rata Share. Upon the occurrence of any such reduction, if the Effective Amount of all Revolving Loans exceeds the Aggregate Revolving Loan Commitment, Borrowers shall immediately prepay outstanding Revolving Loans.

(b)     Voluntary Termination of Aggregate Revolving Loan Commitment. Borrowers may, upon not less than ten (10) Business Days’ prior notice to Agent (which notice shall be irrevocable), terminate the Aggregate Revolving Loan Commitment in full. Upon such termination, all outstanding Revolving Loans shall be immediately due and payable in full.

2.08         Optional Prepayments

(a)     Revolving Loans. Borrowers may, at any time or from time to time, prepay Base Rate Loans in whole or in part on any date upon not less than one Business Day’s irrevocable notice from Borrower Representative to Agent and prepay LIBOR Loans in whole or in part on any Interest Payment Date upon not less than three Business Days’ irrevocable notice from Borrower Representative to Agent, in minimum amounts of Five Hundred Thousand Dollars ($500,000) or any multiple of One Hundred Thousand Dollars ($100,000) in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type of Loans to be prepaid. Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share, if any, of such prepayment. If notice of prepayment is given by Borrower Representative, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with, in the case of LIBOR Loans, accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04. If a prepayment is for any reason received by Agent on a date that is not an Interest Payment Date, Borrowers shall also pay any Breakage Fees resulting from such prepayment.

(b)     Term Loans. Borrowers may, at any time or from time to time, prepay all or any portion of a Term Loan upon not less than three Business Days’ irrevocable notice from Borrower Representative to Agent, in minimum amounts of Five Hundred Thousand Dollars ($500,000) or any multiple of One Hundred Thousand Dollars ($100,000) in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and which Term Loan is being prepaid. Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share, if any, of such prepayment. If notice of prepayment is given by Borrower Representative, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with the applicable Prepayment Premium. Any optional Term Loan prepayment will be applied to the most remote installment of principal with respect to such Term Loan and shall not reduce the amount of future monthly installment payments.

2.09         Mandatory Prepayments. Each payment required by this Section 2.09 shall constitute a “Mandatory Prepayment.”

(a)     Revolving Loans Exceeding Aggregate Revolving Loan Commitments. If at any time the Effective Amount of all Revolving Loans exceeds the Aggregate Revolving Loan Commitment, Borrowers shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess in accordance herewith and in a manner satisfactory to Agent. Any prepayments pursuant to this Section 2.09(a) shall be applied, first, to any Base Rate Loans then outstanding and then to LIBOR Loans with the shortest Interest Periods remaining. Borrowers shall pay, together with each prepayment of LIBOR Loans under this Section 2.09(a), accrued interest on the amount prepaid and any amounts required pursuant to Section 4.04 in the case of LIBOR Loans. Breakage fees may also apply to Mandatory Prepayments. Agent shall distribute all prepayments under this Section 2.09 to the Lenders according to their Pro Rata Shares.

(b)     Term Loans. Borrowers shall, immediately upon receipt thereof, remit to Agent an amount equal to any Net Issuance Proceeds received by any Borrower after the occurrence of and during the continuance of an Event of Default. Such amount shall constitute a mandatory Term Loan prepayment, shall be applied first to the Term Loan bearing the highest rate of interest, shall be applied to the most remote installment of principal with respect to such Term Loan, and shall not reduce the amount of any future installment payments with respect to such Term Loan.

2.10         Repayment.

(a)     2010 Term Loan. On the first day of each month, Borrowers shall pay to Agent for the benefit of each holder of the 2010 Term Loan a principal payment on account of the 2010 Term Loan in the amount of Eighty-Seven Thousand Five Hundred Dollars ($87,500). On the 2010 Term Loan Maturity Date, Borrowers shall pay to Agent for the benefit of each holder of the 2010 Term Loan, the outstanding principal balance of the 2010 Term Loan and all interest accrued thereon.

(b)     2015 Term Loan. On the first day of each month, Borrowers shall pay to Agent for the benefit of each holder of the 2015 Term Loan a principal payment on account of the 2015 Term Loan in the amount of Seventy-Two Thousand Nine Hundred Twenty Dollars ($72,920). On the 2015 Term Loan Maturity Date, Borrowers shall pay to Agent for the benefit of each holder of the 2015 Term Loan, the outstanding principal balance of the 2015 Term Loan and all interest accrued thereon.

(c)     Revolving Loans. Borrowers shall repay to the Revolving Lenders in full on the Revolving Loan Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

2.11         Interest.

(a)     The 2010 Term Loan shall bear interest at the rate of six percent (6.00%) per annum (with the change in interest rate from the Prior Agreement taking effect as of the Closing Date). Interest on the 2010 Term Loan shall be paid in arrears on the first day of each month and on the 2010 Term Loan Maturity Date and, during the existence of any Event of Default, on demand of Agent.

(b)     The 2015 Term Loan shall bear interest at the rate of four and 01/100 percent (4.01%) per annum. Interest on the 2015 Term Loan shall be paid in arrears on the first day of each month and on the 2015 Term Loan Maturity Date and, during the existence of any Event of Default, on demand of Agent.

(c)     Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBOR or the Base Rate, plus the Applicable Margin, as selected by Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation (subject to Borrowers’ right to convert to other Types of Loans under Section 2.06).

(d)     Interest on each Revolving Loan shall be paid in arrears on each Interest Payment Date and on the Revolving Loan Termination Date. Interest shall also be paid on the date of any prepayment of LIBOR Loans under Section 2.07 or 2.08 for the portion of LIBOR Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest on any Revolving Loan shall be paid on demand of Agent. Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrowers and cause to be paid all amounts due with respect to interest, fees, expenses, charges, and costs, other than principal of the Revolving Loan or any Term Loan, owing by any Credit Party to Agent or Lenders if and to the extent such Credit Party fails to pay promptly any such amounts as and when due. Any amount so charged shall be considered a Base Rate Loan.

(e)     Notwithstanding any other provision of this Agreement, while any Event of Default exists or after acceleration, interest shall accrue (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at the Default Rate.

(f)     Anything herein to the contrary notwithstanding, the obligations of Borrowers to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event Borrowers shall pay such Lender interest at the highest rate permitted by applicable law.

(g)     Borrowers shall indemnify each Lender and hold each Lender harmless from and against any loss, cost or expense incurred or realized by such Lender (collectively, “Breakage Fees”) as a consequence of the repayment of any portion of any LIBOR Loan on a day that is not an Interest Payment Date (regardless of whether any such loss, cost or expense relates to (i) fees and expenses payable under LIBOR contracts purchased by such Lender, or (ii) loss of income sustained by such Lender as a result of a prepayment prior to an Interest Payment Date). To the extent permitted by law, Agent may bid at any foreclosure sale, as part of the Obligations, the amount of the Breakage Fees, if any, calculated as if prepayment of any Loan occurs on the date of such foreclosure sale. To the extent the amount of the Obligations must be determined as of a date certain pursuant to a judicial foreclosure, each Loan will be deemed prepaid as of the date judgment enters and the Breakage Fees (if any) due and payable hereunder (if any) will be calculated as if prepayment of such Loan occurred on the date of said judgment.

2.12        Fees.

(a)     Agent’s Fees. Borrowers shall pay to the Agent for the Agent’s own account such fees as are set forth in the Fee Letter and such other fees as may separately be agreed to between Borrowers and Agent.

(b)     Unused Line Fees. Borrowers shall pay to Agent for the account of each Revolving Lender an unused line fee (the “Unused Line Fee”) on the actual daily unused portion of such Revolving Lender’s Pro Rata Share of the Aggregate Revolving Loan Commitment, computed on a monthly basis in arrears on the last Business Day of each calendar month based upon the daily utilization for that month as calculated by Agent, equal to the amount per annum set forth opposite the indicated Tier below the heading “Unused Line Fee” in the pricing grid set forth in the definition of Applicable Margin, in accordance with the parameters for calculation and adjustment of such amount also set forth in such definition. Such Unused Line Fee shall accrue from the Closing Date to the Revolving Loan Termination Date, and shall be due and payable monthly in arrears on the last Business Day of each calendar month, with the final payment to be made on the Revolving Loan Termination Date; provided, that, in connection with any reduction of the Aggregate Revolving Loan Commitment under Section 2.07, the accrued Unused Line Fee calculated for the period ending on such date shall also be paid on the date of such reduction. The Unused Line Fee shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article V are not met. For purposes of calculating utilization under this Section 2.12(b), the Aggregate Revolving Loan Commitment shall be deemed used to the extent of the Effective Amount of all Revolving Loans.

2.13        Computation of Fees and Interest.

(a)     Computation of interest on the 2010 Term Loan and the 2015 Term Loan shall be made on the basis of a 360-day year and a 30-day month. As to all other Obligations, (i) computation of interest with respect to LIBOR shall be made on the basis of a 360-day year and actual days elapsed during the period for which such interest is payable (which results in more fees and interest being paid than if computed on the basis of a 365-day year), and (ii) computation of interest with respect to the Base Rate shall be made on the basis of a 365-day year and actual days elapsed during the period for which such interest is payable. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)     Each determination of an interest rate by Agent shall be conclusive and binding on Borrowers and the Lenders in the absence of manifest error. Agent will, at the request of any Lender, deliver to such Lender a statement showing the quotations used by Agent in determining any interest rate and the resulting interest rate.

2.14         Payments by Borrowers.

(a)     All payments to be made by Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent for the account of the Lenders at Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein, and Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)     Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)     Unless Agent receives notice from Borrower Representative prior to the date on which any payment is due that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers have not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

2.15         Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent, or any Lender on account of Borrowers’ Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows unless otherwise determined by Agent in its sole discretion:

(a)     FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) of Agent in connection with enforcing the rights of Agent and the Lenders under the Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

(b)     SECOND, to payment of fees, if any, owed to Agent in its capacity as Agent;

(c)     THIRD, to the payment of Obligations consisting of accrued fees and interest;

(d)     FOURTH, to the payment of the outstanding principal amount of the Obligations, including any Swap Obligations;

(e)     FIFTH, to payment of all other Obligations and other obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

(f)     SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH” and “FIFTH” and above.

2.16         Payments by the Lenders to Agent.

(a)     Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made such amount available to Agent in immediately available funds on the Borrowing Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to Agent, together with interest at the Federal Funds Rate for each day during such period. A notice by Agent submitted to any Lender with respect to amounts owing under this Section 2.16(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Borrowing Date, Agent will notify Borrower Representative of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)     The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.17         Sharing of Payments, Return of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations in its favor any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder), such Lender shall immediately (a) notify Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s Pro Rata Share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.17 and will in each case notify the Lenders following any such purchases or repayments. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind. If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

2.18         Security. All Obligations of Borrowers (and their Subsidiaries, if applicable) under this Agreement and all other Loan Documents shall be secured in accordance with the Security Agreement and the other Collateral Documents.

2.19        Farm Credit Stock. So long as any Obligations remain outstanding under the terms of this Agreement, RHO shall maintain its ownership of One Thousand Dollars ($1,000) of stock in American AgCredit ACA or such other amount as may be required under the bylaws and regulations applicable to any Lender that is member of the Farm Credit System.

2.20         Borrower Representative. RHO hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as Borrower Representative, in each case, for the purposes of issuing Notices of Borrowings and Notices of Conversion/Continuation, delivering certificates (including Compliance Certificates), giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.21         Non-Funding Lenders.

(a)     The failure of any Non-Funding Lender to make any Revolving Loan or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan or payment, and neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan or make any other required payment under any Loan Document.

(b)     Notwithstanding anything set forth herein to the contrary, including Section 11.01, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Majority Lenders” or “Majority Revolving Lenders” pursuant to Section 11.01) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Majority Revolving Lenders, the Loans, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(c)     Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the Lenders (other than the Non-Funding Lender). Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Loan Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans from the other Revolving Lenders, until such time as the aggregate amount of the Revolving Loans are held by the Revolving Lenders in accordance with their Pro Rata Shares of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to Section 2.21(d) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to Agent and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans.

(d)     A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (i) fully pays to Agent, on behalf of the applicable Lenders, the Aggregate Excess Funding Amount, plus all interest due thereon and (ii) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(e)     A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and Borrowers shall not be required to pay, such Lender’s portion of the Unused Line Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof.

2.22         Prepayment Premium. If all or any portion of a Term Loan is prepaid prior to the scheduled payment thereof, or paid after acceleration, Borrowers shall pay to Agent for the benefit of the applicable Term Lenders a prepayment premium as set forth in this Section 2.22 (“Prepayment Premium”). As to any portion of a Term Loan made by American AgCredit, and for so long as CoBank, ACB is American AgCredit’s funding bank (or if CoBank, ACB is replaced by another Farm Credit System institution serving the same role as CoBank, ACB), the amount of the Prepayment Premium shall be an amount equal to the amount (without markup) charged by CoBank, ACB or such replacement funding bank to American AgCredit with respect to such prepayment. As to any other Lender, or if American AgCredit ceases to have a Farm Credit System funding bank, the Prepayment Premium shall be a “make-whole” amount calculated according to any reasonable methodology established by Agent. Borrowers acknowledge that the Prepayment Premium is not a penalty, does not constitute damages for Borrowers’ breach of this Agreement, and does not constitute payment of unmatured interest. Instead, it is a fee payable by Borrowers to the Lenders if the Term Loans are repaid prior to their scheduled due date. Borrowers acknowledge that Agent made available to Borrowers a variety of interest rate options. Some of those options included prepayment premiums and some did not. Those options that included a prepayment premium were available at a lower cost than those options that did not. Borrowers selected an interest rate option that included a prepayment premium and as a result obtained a lower rate of interest than would otherwise have been available. Borrowers’ acknowledge that the Prepayment Premium is a reasonable fee and charge of the Lenders and reflects a fair and reasonable return to the Lenders for the consideration advanced to Borrowers.

ARTICLE III

RESERVED

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01         Taxes.

(a)     Any and all payments by Borrowers to each Lender or Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, Borrowers shall pay all Other Taxes.

(b)     Each Borrower agrees to indemnify and hold harmless each Lender and Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender or Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or Agent makes written demand therefor.

(c)     If a Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then:

(i)     the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)     such Borrower shall make such deductions and withholdings;

(iii)     such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)     such Borrower shall also pay to each Lender or Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)     If requested by Agent, Borrowers shall, within 30 days after the date of any payment by a Borrower of Taxes or Other Taxes, furnish Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent.

(e)     If Borrowers are required to pay additional amounts to any Lender or Agent pursuant to Section 4.01(c), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by Borrowers that may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

4.02         Illegality.

(a)     If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans, then, on notice thereof by the Lender to Borrower Representative through Agent, any obligation of that Lender to make LIBOR Loans shall be suspended until the Lender notifies Agent and Borrower Representative that the circumstances giving rise to such determination no longer exist.

(b)     If a Lender determines that it is unlawful to maintain any LIBOR Loan, Borrowers shall, upon receipt by Borrower Representative of notice of such fact and demand from such Lender (with a copy to Agent), prepay in full such LIBOR Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loan. If Borrowers are required to so prepay any LIBOR Loan, then concurrently with such prepayment, Borrowers shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c)     If the obligation of any Lender to make or maintain LIBOR Loans has been so terminated or suspended, Borrowers may elect, by delivery by Borrower Representative of written notice to the Lender through Agent that all Loans which would otherwise be made by the Lender as LIBOR Loans shall be instead Base Rate Loans.

(d)     Before giving any notice to Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

4.03         Increased Costs and Reduction of Return.

(a)     If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of LIBOR) in or in the interpretation of any Requirement of Law or regulation or (ii) the compliance by that Lender with any Requirement of Law, guideline, or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Loans, then Borrowers shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to Agent), pay to Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided, that Borrowers shall have the right to defer the initial payment to such Lender for such increased costs until thirty days after such Lender delivers such initial demand. Any such demand shall be made within 180 days after the event or circumstance giving rise to such demand and shall be accompanied by a reasonable explanation as to the basis for such demand and a certification by such Lender that the demand on Borrowers is consistent with demands being made on similarly situated borrowers.

(b)     If any Lender shall have determined that (i) the introduction after the Closing Date of any Capital Adequacy Regulation, (ii) any change after the Closing Date in any Capital Adequacy Regulation, (iii) any change after the Closing Date in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, credits or obligations under this Agreement, then, upon demand of such Lender to Borrowers through Agent, Borrowers shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase; provided, that Borrowers shall have the right to defer the initial payment to such Lender for such increase until thirty days after such Lender delivers such initial demand. Any such demand shall be made within 180 days after the event or circumstance giving rise to such demand and shall be accompanied by a reasonable explanation as to the basis for such demand and a certification by such Lender that the demand on Borrowers is consistent with demands being made on similarly situated borrowers.

(c)     Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in Requirements of Law under Section 4.03(a) and/or a change in a Capital Adequacy Regulation under Section 4.03(b) above, as applicable, regardless of the date enacted, adopted or issued.

4.04         Funding Losses. Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

(a)     the failure of Borrowers to make on a timely basis any payment of principal of any LIBOR Loan;

(b)     the failure of Borrowers to borrow, continue or convert a Loan after Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

(c)     the failure of Borrowers to make any prepayment in accordance with any notice delivered under Section 2.07 or 2.08;

(d)     the prepayment (including pursuant to Section 2.08 or in connection with Section 4.08) or other payment (including after acceleration thereof) of a LIBOR Loan on a day that is not the last day of the relevant Interest Period; or

(e)     the automatic conversion under Section 2.06 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by Borrowers to the Lenders under this Section and under Section 4.03(a), (i) each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

4.05         Inability to Determine Rates. If Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR applicable for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans hereunder shall be suspended until Agent upon the instruction of the Majority Lenders revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If Borrower Representative does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by Borrower Representative, in the amount specified in the applicable notice submitted by Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.

4.06         Reserves on LIBOR Loans. Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided Borrower Representative shall have received at least 15 days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

4.07         Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article IV shall deliver to Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on Borrowers in the absence of manifest error.

4.08         Substitution of Lenders. Upon the receipt by Borrower Representative from any Lender (an “Affected Lender”) of a claim for compensation under Section 4.03, Borrowers may: (i) request the Affected Lender to use its best efforts to obtain a replacement lender (which must be an Eligible Assignee) satisfactory to Borrower Representative and to Agent (a “Replacement Lender”) to acquire and assume all or a ratable part of all of such Affected Lender Loans and Commitment; (ii) request one or more of the other Lenders, in the sole discretion of such other Lender(s), to acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (iii) designate a Replacement Lender; provided, that Borrowers shall be liable for the payment upon demand of all costs and other amounts arising under Section 4.04 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any LIBOR Loan then outstanding. Any such designation of a Replacement Lender under clause (i) or (iii) shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 11.08, and shall in any event be subject to the prior written consent of Agent (which consent shall not be unreasonably withheld).

4.09         Survival. The agreements and obligations of the Borrowers under this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT

5.01         Conditions of Effectiveness. The effectiveness of this Agreement is subject to delivery by Borrowers of all documents specified in any closing checklist or schedule of documents delivered by Agent to Borrowers and required to be delivered before the Closing Date as set forth therein and satisfaction of such other requirements as may be established by Agent. In addition, Agent shall have received evidence of payment by Borrowers of all accrued and unpaid fees, costs and expenses of Agent to the extent then due and payable on the Closing Date, together with Attorney Costs of Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrowers and Agent and provided that Agent may, if it so elects, defer payment of such items, in which case, Borrowers shall pay such items promptly upon being invoiced therefor by Agent or Agent may charge such items as advances under the Revolving Loan).

5.02         Conditions to All Credit Extensions. The obligation of each Lender to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.06 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

(a)     Notice of Borrowing or Conversion/Continuation. Agent shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable.

(b)     Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(c)     No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing, continuation or conversion;

(d)     No Future Advance Notice. Neither Agent nor any Lender shall have received from the Credit Parties any notice that any Collateral Document will no longer secure future advances or future Loans to be made or extended under this Agreement;

(e)     No Material Adverse Effect. Since the Closing Date, there has been no Material Adverse Effect; and

(f)     Compliance with Aggregate Revolving Loan Commitment. With respect to any Revolving Loan, immediately after giving effect to the making of such Loan (and the application of the proceeds thereof), the aggregate principal amount of outstanding Revolving Loans shall not exceed the Aggregate Revolving Loan Commitment.

Each Notice of Borrowing and Notice of Conversion/Continuation submitted by Borrower Representative hereunder shall constitute a representation and warranty by Borrowers hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in this Section 5.02 are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties hereby represents and warrants to Agent and each Lender that:

6.01         Corporate Existence and Power. Each of the Credit Parties:

(a)     is a corporation, limited liability company, or limited partnership, as the case may be, duly formed, existing and in good standing under the laws of the jurisdiction of its formation or incorporation;

(b)     has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

(c)     is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)     is in compliance with all Requirements of Law;

except, in each case referred to in clause (b), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02         Corporate Authorization; No Contravention. The execution, delivery and performance by Credit Parties of this Agreement and each other Loan Document have been duly authorized by all necessary corporate, partnership or limited liability company action, and do not and will not:

(a)     contravene the terms of the Organization Documents of any Credit Party;

(b)     conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which any Credit Party is a party or any order, injunction, writ or decree of any Governmental Authority to which any Credit Party or its property is subject; or

(c)     violate any Requirement of Law if the effect of such violation would be a Material Adverse Effect.

6.03         Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by the Credit Parties of this Agreement or any other Loan Document. As of the Closing Date, to each Credit Party’s knowledge, no Credit Party is the subject of any audit, review or investigation by any Governmental Authority concerning the violation or possible violation of any Requirement of Law.

6.04         Binding Effect. This Agreement and each other Loan Document to which any Credit Party is party constitute the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05        Litigation. Except as specifically disclosed in the Disclosure Schedule, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Credit Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Credit Parties or their Subsidiaries, or any of their respective properties (a) that would impair Borrowers’ ability to perform their obligations under this Agreement, or (b) where the amount of damages claimed is in excess of Two Hundred Fifty Thousand Dollars ($250,000). No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06         No Default. After giving effect to the transactions scheduled to occur on the Closing Date, no Default or Event of Default would exist or would result from the incurring of any Obligations by any Credit Party or from the grant or perfection of the Liens of Agent and the Lenders on the Collateral. As of the Closing Date, neither any Credit Party nor any Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation where such default could reasonably be expected to have a Material Adverse Effect.

6.07        ERISA Compliance. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law is either (a) the recipient of a favorable determination letter from the IRS, or (b) a volume submitter or master and prototype plan as to which the adopter is entitled to rely on the advisory or opinion letter issued by the IRS as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2011-49; and no amendment has been made nor has any event occurred with respect to any such Benefit Plan which would reasonably be expected to cause the loss or denial of such qualification under Code Section 401(a); additionally, each trust created under any such Benefit Plan is exempt from taxation under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to adversely affect such exemption. Except as set forth in the Disclosure Schedule, (a) each Benefit Plan is, in all Material respects, in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (b) no Benefit Plan is the subject to any existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), (c) no Benefit Plan is currently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Authority, and no matters are pending with respect to a Benefit Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program or similar programs, (d) no Credit Party has received, within the prior six (6) calendar years, any communication from any Governmental Authority questioning or challenging the compliance of any Benefit Plan with applicable Requirements of Law; and (e) to each Credit Party’s knowledge, no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

6.08         Margin Regulations. Neither the Credit Parties nor any Subsidiary of the Credit Parties is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09         Real Property. To each Borrower's knowledge, as of the Closing Date there are no Liens affecting any Mortgaged Property other than those reflected in the applicable Title Insurance Policy. As of the Closing Date, all material permits required to have been issued to enable each Mortgaged Property to be lawfully used for all of the purposes for which it is currently used have been lawfully issued and are in full force and effect. All current uses of each Mortgaged Property and the other Collateral, and to Borrowers' knowledge all prior uses of each Mortgaged Property and the other Collateral, have been and continue to be in compliance with all material applicable Requirements of Law. No condemnation or eminent domain proceeding has been commenced or, to the knowledge of any Credit Party, is contemplated with respect to all or any portion of any Mortgaged Property. Each Mortgaged Property has (i) adequate rights of access to public ways (directly or via private roads, easements, or rights of way across adjacent properties) for its current and intended uses; and (ii) all Water Rights necessary for the development and maintenance of orchards on such Mortgaged Property, if such Mortgaged Property is used for developing and maintaining orchards. Borrowers have taken all action necessary to create and/or continue the perfection of, any existing or future Water Rights.

6.10         Taxes. Each Tax Affiliate has filed all Federal and other material tax returns and reports required to be filed, and has paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided by the appropriate Tax Affiliate in accordance with GAAP. To the best knowledge of each Credit Party, there is no proposed tax assessment against the Credit Parties or any of their Subsidiaries or members that would, if made, have a Material Adverse Effect. As of the Closing Date, no material tax return filed by a Credit Party is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority. To the extent that any Credit Party employs employees, proper and accurate amounts have been withheld from the payments made to its employees for all periods in full and such Credit Party has complied with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which Borrower Representative is the common parent.

6.11         Financial Condition.

(a)     To the best knowledge of each Credit Party and its Responsible Officer, (i) all financial statements of such Credit Party covering periods within three years prior to the Closing Date fairly present the financial condition of such Credit Party in all material respects, (ii) since the date of the most recent set of such financial statements, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Credit Parties.

(b)     The financial statements of the Credit Parties and their Subsidiaries delivered pursuant to this Agreement:

(i)     fairly present in all material respects the financial condition of the Credit Parties and their Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(ii)     show all material indebtedness and other liabilities, direct or contingent, of the Credit Parties and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations, which are required in accordance with GAAP.

(b)     All financial performance projections delivered to Agent, including the financial performance protections delivered on the Closing Date, represent Borrowers’ good faith estimate of future financial performance and are based on assumptions believed by Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

6.12         Environmental Matters. Except as set forth in an environmental disclosure statement delivered to Agent before the Closing Date, and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Property currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Property, (e) all Property currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of material contamination by any Hazardous Materials, and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws. Each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties.

6.13         Collateral Documents.

(a)     The provisions of each of the Collateral Documents are effective to create in favor of Agent for the benefit of the Lenders, a legal, valid and enforceable first priority security interest (subject to Permitted Liens) in all right, title and interest of the Credit Parties and their Subsidiaries in the collateral described therein.

(b)     All representations and warranties of the Credit Parties contained in the Collateral Documents are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

6.14        Regulated Entities. None of the Credit Parties, or any Subsidiary of any Credit Party, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Credit Parties are not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.15          No Burdensome Restrictions. Neither the Credit Parties nor any of their Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

6.16         Copyrights, Patents, Trademarks and Licenses, Etc. Each Credit Party or its Subsidiaries owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person which could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed by the Credit Parties or any of their Subsidiaries infringes upon any rights held by any other Person in a manner that would have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Credit Parties, threatened, and to the knowledge of the Credit Parties, no statute, law, rule or regulation is pending or proposed, which, in any case, could reasonably be expected to have a Material Adverse Effect.

6.17         Subsidiaries. The Credit Parties have no Subsidiaries other than those specifically disclosed in the Disclosure Schedule and hold no Stock or Stock Equivalents in any other corporation or entity other than those specifically disclosed in the Disclosure Schedule.

6.18         Insurance. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by other companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar properties in the localities where the Properties are located.

6.19         Solvency. Both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by Borrowers and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and each Borrower individually are Solvent.

6.20        Tax Shelter Regulations. The Credit Parties do not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Credit Parties determine to take any action inconsistent with such intention, they will promptly notify Agent thereof. If any Credit Party so notifies Agent, the Credit Parties acknowledge that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

6.21         Full Disclosure. None of the representations or warranties made by the Credit Parties or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Credit Parties or any of their Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.22         Depository Accounts. The Disclosure Schedule lists each Depository Account of the Credit Parties as of the Closing Date. Each such Depository Account is subject to a Depository Account Control Agreement in favor of Agent.

6.23         Brokers’ Fees. Except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

6.24         Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

6.25         Patriot Act. The Credit Parties and each of their Subsidiaries are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

6.26          PACA. No Borrower is a dealer, commission merchant, or broker under PACA, and no Borrower’s assets are subject to the trust provisions provided for under PACA.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have a Revolving Loan Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

7.01         Financial Statements. Borrower Representative shall deliver to Agent, in form and detail satisfactory to Agent, with sufficient copies for each Lender:

(a)     as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the consolidated balance sheet of Borrowers and their Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by (i) the opinion of a regionally recognized independent public accounting firm acceptable to Agent (“Independent Auditor”) which opinion shall state that such consolidated financial statements present fairly the financial position for the periods indicated in accordance with GAAP applied on a basis consistent with prior years, and (ii) a completed Compliance Certificate executed by a Responsible Officer. Such opinion shall not be qualified or limited in any respect, including because of a limited or restricted examination by the Independent Auditor of any material portion of Borrowers’ or any of their respective Subsidiary’s records.

(b)     as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter that is not the last fiscal quarter of a fiscal year, copies of (i) the unaudited consolidated balance sheet of Borrowers and their Subsidiaries as of the end of the immediately preceding quarter, (ii) the related consolidated statements of income, owners’ equity and cash flows for the period commencing on the first day and ending on the last day of the immediately preceding quarter and (iii) a Compliance Certificate, executed by a Responsible Officer;

(c)     as soon as available, but not later than fifteen (15) days after the end of each month that is not the last month of a fiscal quarter, copies of (i) the unaudited consolidated balance sheet of Borrowers and their Subsidiaries as of the end of the immediately preceding month, (ii) the related consolidated statements of income, owners’ equity and cash flows for the period commencing on the first day and ending on the last day of the immediately preceding month and (iii) a completed Compliance Certificate executed by a Responsible Officer;

(d)     as soon as available, but not later than ninety (90) days after the start of each fiscal year, an annual budget and forecast for such fiscal year in a form acceptable to Agent; and

(e)     such additional financial statements and financial information as Agent shall reasonably require from time to time.

7.02         Certificates; Other Information. Borrower Representative shall furnish to Agent:

(a)     promptly, copies of all financial statements that any Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that any Credit Party (or any Subsidiary of a Credit Party) furnishes to, or files with, the SEC and copies of all federal, state, local, and foreign tax returns, information returns, and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use, or like taxes) filed by any Borrower;

(b)     promptly, after Borrower Representative has notified Agent of any intention by Borrowers to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(c)     promptly upon receipt thereof, copies of any reports submitted by Borrowers’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(d)     upon Agent’s request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals or valuations in form and substance and from appraisers reasonably satisfactory to Agent stating the fair market value, or such other value as determined by Agent, of any property of any Credit Party or any Subsidiary of any Credit Party; and

(e)     promptly, such additional information regarding the business, financial or corporate affairs of Borrowers or regarding any of the Collateral as Agent may from time to time reasonably request.

7.03        Notices. Borrower Representative shall promptly, and except as provided in clause (f) below, in no event later than five (5) Business Days after a Responsible Officer of any Borrower becomes aware thereof, notify Agent:

(a)     of the occurrence of any Default or Event of Default;

(b)     of (i) any breach or non-performance of, or any default under, any Contractual Obligation where the total Contractual Obligation exceeds Two Hundred Fifty Thousand Dollars ($250,000) with respect to any Credit Party or any of its Subsidiaries; and (ii) any dispute, litigation, investigation, proceeding or suspension which, to the knowledge of any Credit Party, exists at any time between any Credit Party or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other, that if determined adversely to the Credit Party or the Subsidiary could reasonably be expected to result in a Material Adverse Effect;

(c)     of the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any of its Subsidiaries (i) in which the amount of damages claimed against any Credit Party or any of its Subsidiaries exceeds Two Hundred Fifty Thousand Dollars ($250,000) (or its equivalent in another currency or currencies) in excess of any applicable insurance coverage, (ii) in which injunctive or similar relief is sought, and if awarded, could reasonably be expected to result in a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d)     of (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii) (A) the occurrence of any unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Property, if such acquisition or lease would reasonably be expected to result in Material Environmental Liabilities;

(e)     for so long as any Borrower is publicly traded, of any other litigation or proceeding affecting any Credit Party or any of its Subsidiaries which such Borrower would be required to report to the SEC pursuant to the Exchange Act;

(f)     (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any Responsible Officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)     of any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent pursuant to this Agreement;

(h)     of any material change in accounting policies or financial reporting practices by any Credit Party or any of its consolidated Subsidiaries;

(i)     any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party; and

(j)     (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Credit Party or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.04         Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each Subsidiary to:

(a)     preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of formation or incorporation; provided that this provision shall not preclude any Credit Party, upon prior written notice to Agent and delivery to Agent of any documents or satisfaction of any steps reasonably requested by Agent, from reorganizing into another entity in its current state of formation or in any other state or jurisdiction, whether by conversion, merger or other reorganization as long as, unless otherwise approved by Agent, the Credit Party continues to be owned directly or indirectly by the same Persons who owned the Credit Party prior to the reorganization;

(b)     preserve and maintain in full force and effect all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(c)     use reasonable efforts, in the ordinary course of business, to preserve its goodwill; and

(d)     take reasonable steps to preserve or renew all of its registered patents, trademarks, trade names and service marks used in the normal conduct of its business.

7.05         Maintenance of Property. Each Credit Party shall maintain, and shall cause each Subsidiary to maintain, and preserve all its personal property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof.

7.06         Insurance. In addition to insurance requirements set forth in the Collateral Documents, each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound independent insurers, insurance with respect to its properties and business covering such risks and in such amounts as shall be reasonably required by Agent; including workers’ compensation insurance, public liability and property and casualty insurance. All such insurance shall name Agent as loss payee and as additional insured, for the benefit of the Lenders, as their interests may appear or such other endorsement as may be reasonably required by Agent. Upon request of Agent, Borrower Representative shall furnish Agent, with sufficient copies for each Lender, at reasonable intervals a certificate of a Responsible Officer of Borrower Representative (and, if requested by Agent, any insurance broker of a Borrower) setting forth the nature and extent of all insurance maintained by each Borrower and its respective Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

7.07         Payment of Obligations. Each Credit Party shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a)     all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Credit Party or such Subsidiary;

(b)     all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Credit Party or such Subsidiary;

(c)     unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Credit Party or such Subsidiary, all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and

(d)     the performance of all obligations under any Contractual Obligation of such Credit Party or any of its Subsidiaries, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e)     payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of, any underfunded Benefit Plan.

7.08        Compliance with Laws. Each Credit Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist, including those laws and regulations relating to licensing, environmental, ERISA and labor matters.

7.09         Compliance with ERISA. Each Credit Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Benefit Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10         Inspection of Property and Books and Records.

(a)     Inspection of Books and Records. Each Credit Party shall maintain and shall cause each Subsidiary to maintain books of record and account, in which true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Credit Party and such Subsidiary. Each Credit Party shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of Agent or any Lender to visit any of their respective properties to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Credit Party, and one (1) such visit per calendar year by Agent shall be at the expense of Borrowers; provided, that when an Event of Default exists Agent or any Lender may do any of the foregoing at the expense of the Credit Party at any time during normal business hours and without advance notice. Agent and each Lender has no duty to examine, audit or copy any Credit Party’s or any Subsidiary’s books and records and Agent and each Lender shall not incur any obligation or liability by reason of not making any such examination or inquiry. If Agent or any Lender examines or audits books and records, Agent or such Lender will be acting solely for the purposes of protecting its security and preserving its rights under this Agreement. Neither any Credit Party nor any other party is entitled to rely on any examination or other inquiry by Agent or any Lender. Agent and each Lender owes no duty of care to protect any Credit Party or any other party against, or to inform Borrowers or any other party of, any adverse condition that may be observed as affecting the Credit Party or any Subsidiary. Agent and each Lender may in its discretion disclose to the Credit Party or, subject to Section 11.09, to any other party any findings made as a result of, or in connection with, any inspection of the Credit Party’s books and records.

(b)     Inspection of Property. Agent and each Lender and their respective agents and representatives will have the right to enter and visit any Property for the purposes of observing the Property or inspecting Collateral (and, if an Event of Default shall have occurred and be continuing and Agent or any Lender has reasonable grounds to believe that the Property is not in material compliance with Environmental Laws, taking and removing soil or groundwater samples, and conducting tests on any part of the Property) at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Credit Party; provided, when an Event of Default exists Agent may do any of the foregoing at any time during normal business hours and without advance notice. Agent is under no duty, however, to visit or observe the Property or to conduct tests, and any such acts by Agent will be solely for the purposes of protecting Agent’s security and preserving Agent’s rights under this Agreement. No site visit, observation or testing by Agent will result in a waiver of any default of the Credit Party or impose any liability on Agent or any Lender. In no event will any site visit, observation or testing by Agent be a representation that hazardous substances are or are not present in, on or under the Property, or that there has been or will be compliance with any law, regulation or ordinance pertaining to hazardous substances or any other applicable governmental law. No Credit Party nor any other party is entitled to rely on any site visit, observation or testing by Agent. Agent owes no duty of care to protect the Credit Parties or any party against, or to inform the Credit Party or any other party of, any hazardous substances or any other adverse condition affecting the Property. Agent may in its discretion disclose to the Credit Party or, subject to Section 11.09, to any other party any report or finding made as a result of, or in connection with, any site visit or observation by Agent. Each Credit Party understands and agrees that Agent makes no warranty or representation to the Credit Party or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed. Each Credit Party also understands that depending on the results of any site visit, observation or testing by Agent disclosed to a Credit Party, the Credit Party may have the legal obligation to notify one or more environmental agencies of the results, and that such reporting requirements are site-specific and are to be evaluated by the Credit Party without advice or assistance from Agent or any Lender. In each instance, Agent will give the Credit Party reasonable notice before entering the Property or any other place Agent is permitted to enter under this Section 7.10(b). One inspection per calendar year shall be at the expense of Borrowers; provided that when an Event of Default exists there shall be no limit on the number of inspections at the expense of Borrowers. Agent will make reasonable efforts to avoid interfering with the Credit Party’s use of the Property.

7.11        Environmental Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) and orders and directives of any Governmental Authority, except, in either case, where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, in each case, that could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent access to such Property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

7.12         Use of Proceeds. Borrowers shall use the proceeds of the Loans solely for general business purposes, including acquisition of capital assets.

7.13         Further Assurances.

(a)     Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)     Promptly upon request by Agent, each Credit Party shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, refile, register and reregister, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments Agent or such Lenders, as the case may be, may reasonably require from time to time in order to: (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

7.14         Cash Management Systems. Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Depository Account Control Agreements providing for springing cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Credit Party other than (a) any payroll account so long as such payroll account is a zero balance account, (b) petty cash accounts so long as the amounts on deposit in such accounts do not exceed Five Thousand Dollars ($5,000) in the aggregate at any one time, and (c) withholding tax and fiduciary accounts. With respect to accounts subject to “springing” Control Agreements, unless and until an Event of Default has occurred and is continuing, Agent shall not deliver to the relevant depository, securities intermediary or commodities intermediary a notice or other instruction which provides for exclusive control over such account by Agent.

7.15         Landlord and Warehouse Agreements. If requested by Agent, each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

7.16         Condemnation. The Credit Parties shall promptly give Agent written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Property of any Credit Party and shall deliver to Agent copies of any and all papers served in connection therewith.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

8.01        Limitation on Liens. No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)     With respect to any Mortgaged Property, any Lien or other encumbrance existing on the Closing Date and disclosed in the title insurance policy issued with respect to such Mortgaged Property;

(b)     any Lien existing on property of the Credit Party or any of its Subsidiaries on the Closing Date and set forth in the Disclosure Schedule securing Indebtedness permitted by Section 8.05(d) outstanding on such date and any Permitted Refinancings of such Indebtedness;

(c)     any Lien created under any Loan Document;

(d)     Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07;

(e)     carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(f)     Liens, other than any Lien imposed by ERISA, consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(g)     Liens on the property of the Credit Party or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) Contingent Obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not, even if enforced, cause a Material Adverse Effect;

(h)     Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Credit Parties and their Subsidiaries do not exceed Two Hundred Fifty Thousand Dollars ($250,000);

(i)     easements, rights-of-way, restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Credit Party and its Subsidiaries;

(j)     Liens on assets of entities which become Subsidiaries of any Credit Party after the date of this Agreement, provided, that such Liens existed at the time the entities became Subsidiaries and were not created in anticipation thereof;

(k)     Reserved;

(l)     Liens on equipment securing purchase money Indebtedness or Capital Lease Obligations permitted under Section 8.05(g) and encumbering the purchased or leased assets (but not any other assets and not securing an amount greater than the purchase price of or lease obligation with respect to such assets);

(m)     any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(n)     Liens arising from the filing of precautionary Uniform Commercial Code financing statements with respect to any lease permitted by this Agreement;

(o)     non-exclusive licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(p)      Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;

(q)     Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(r)     Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(s)     Liens securing Indebtedness permitted under Section 8.05(c) so long as the Liens do not extend to any property other than the insurance policy (including unearned premiums) financed by such Indebtedness; and

(t)     Liens securing Indebtedness permitted under Section 8.05(f).

8.02        Disposition of Assets. No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)     dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business, or of any assets as permitted by Section 8.03.

(b)     the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c)     dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) at least seventy-five percent (75%) of the sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year; and

(d)     (i) dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into other Cash Equivalents.

8.03         Consolidations and Mergers. No Credit Party shall, and each Credit Party shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person without the prior written consent of Agent, except:

(a)     upon prior written notice to Agent and delivery to Agent of any documents or satisfaction of any steps reasonably requested by Agent, any Credit Party may merge or consolidate with or into or convey, transfer or otherwise dispose of assets to any other Credit Party ;

(b)     any Subsidiary may merge or consolidate with any Borrower or any other Credit Party, provided that in any merger or consolidation involving a Borrower and a Subsidiary, such Borrower shall be the continuing or surviving entity, provided further that if any transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation; and

(c)     any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to any Borrower, any Credit Party or a Wholly Owned Subsidiary.

8.04         Acquisitions; Loans and Investments. No Credit Party shall purchase or acquire, or suffer or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any ownership interest in real property, capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of any Credit Party (together, “Investments”), except for:

(a)     Investments held by the Credit Party or any of its Subsidiaries in the form of Cash Equivalents maintained in a Depository Account that is subject to a Depository Account Control Agreement;

(b)     extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)     extensions of credit by any Credit Party to any other Credit Party, provided, however, that, (i)  each Credit Party shall accurately record all intercompany transactions on its books and records; and (ii) at the time any such intercompany loan or advance is made by any Credit Party and after giving effect thereto, each such Credit Party shall be Solvent;

(d)     loans by a Credit Party to any of its employees to facilitate the relocation of any such employee to a facility or office operated by a Credit Party, provided, that (i) the aggregate principal amount of all such loans outstanding at any time shall not exceed Two Hundred Fifty Thousand Dollars ($250,000), and (ii) the maturity date for each such loan shall be no more than one year from the date such loan is advanced;

(e)     Investments in real property owned as of December 31, 2014;

(f)     Investments in real property acquired after December 31, 2014 that is useful in the operation of the business of Borrowers (not including corporate headquarters or other real property used solely for offices) so long as (i) at the time of making such Investment, no Default or Event of Default shall have occurred and be continuing, and (ii) such Investment does not cause the aggregate amount of all such Investments made after December 31, 2014 (excluding the Becker Acquisition) to exceed Five Million Dollars ($5,000,000) in the aggregate; provided that if such Investment were to cause Borrowers to exceed such $5,000,000 limit, the Investment shall be permitted if either (A) the amount of such Investment (together with any related Investments arising out of the same transaction or series of transactions) does not exceed Two Hundred Fifty Thousand Dollars ($250,000), or (B) after giving effect to the completion of such Investment (and any related Investment arising out of the same transaction or series of transactions) and the incurrence of any Indebtedness to be incurred in connection with or in contemplation of such Investment (and any related Investment arising out of the same transaction or series of transactions), the Pro-Forma Indebtedness to EBITDA Ratio shall not exceed 3.0 to 1.0 (as set forth in a certificate to be delivered by Borrower Representative to Agent and subject to Agent’s reasonable approval); and

(g)     Investments in effect on the Closing Date to the extent approved by Agent and any other Investments listed in the Disclosure Schedule.

8.05        Limitation on Indebtedness. No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)     The Obligations;

(b)     Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;

(c)     Indebtedness incurred solely for the purposes of financing premiums for insurance policies of the Credit Parties;

(d)     Indebtedness existing on the Closing Date and set forth in the Disclosure Schedule and any Permitted Refinancings of such Indebtedness;

(e)     Unsecured intercompany Indebtedness permitted pursuant to Section 8.04(c);

(f)     Indebtedness secured by real property other than any Mortgaged Property not to exceed One Million Dollars ($1,000,000) in the aggregate outstanding at any one time, except with respect to any real property acquired after December 31, 2014, in which case such Indebtedness shall not exceed seventy-five percent (75%) of the purchase price of such real property;

(g)     Capital Lease Obligations and purchase money Indebtedness with respect to the acquisition of new capital assets not to exceed One Million Two Hundred Thousand Dollars ($1,200,000) at any time outstanding; and

(h)     other unsecured Indebtedness not otherwise permitted hereunder in an aggregate amount outstanding not to exceed Two Hundred Fifty Thousand Dollars ($250,000).

8.06        Transactions with Affiliates. No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Credit Party, except upon fair and reasonable terms no less favorable to the Credit Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Credit Party or such Subsidiary; provided that RHO may reimburse RHR for reasonable management expenses.

8.07        Use of Proceeds. No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

8.08        Contingent Obligations. No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a)     endorsements for collection or deposit in the ordinary course of business;

(b)     Contingent Obligations of the Credit Party and its Subsidiaries existing as of the Closing Date and listed in the Disclosure Schedule;

(c)     Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business and not exceeding at any time Five Hundred Thousand Dollars ($500,000) in the aggregate; and

(d)     Contingent Obligations owed to the Lenders under this Agreement.

8.09         Joint Ventures. No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, enter into any Joint Venture without the Agent’s prior written consent.

8.10        Lease Obligations. No Credit Party shall, and each Credit Party shall not suffer or permit any of its Subsidiaries to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

(a)     leases of the Credit Parties and their Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

(b)     operating leases; and

(c)     Capital Lease Obligations to the extent permitted under Section 8.05(g).

8.11        Restricted Payments. Without the Agent’s prior written consent, no Credit Party shall, or permit any Subsidiary to, declare or make any dividend, payment, or other distribution of assets, properties, cash, or securities on account of any Stock or Stock Equivalent or purchase, redeem, or otherwise acquire for value any Stock or Stock Equivalent, or make any payment or prepayment of principal of, premium, if any, interest, fees, sinking fund or similar payment with respect to, or redeem, exchange, purchase, retirement or defease, Subordinated Indebtedness now or hereafter outstanding (each a “Restricted Payment”); provided, however, that:

(a)     any Wholly-Owned Subsidiary may declare and pay dividends to a Borrower or any other Wholly-Owned Subsidiary; and

(b)     so long as RHO is treated as a pass-through or disregarded entity for federal and state income tax purposes, RHO may make Tax Distributions; provided, however, if the aggregate amount of Tax Distributions pursuant hereto for any taxable year exceeds the actual tax liability for such taxable year, such excess shall be credited against the next Tax Distributions permitted to be made with respect to subsequent taxable years; provided, no later than ten days prior to making any Tax Distribution, RHO shall have delivered to Agent a certificate duly executed and completed by a financial officer of RHO stating the amount of the Tax Distribution and containing a schedule, in reasonable detail, setting forth the calculation thereof.

8.12         Compliance with ERISA. No Credit Party shall knowingly cause or permit the continued existence of (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Credit Party shall knowingly cause or permit the continued existence of any event that could result in the imposition of a Lien with respect to any Benefit Plan.

8.13         Change in Business. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, engage in any line of business other than those lines of business in which it is engaged on the Closing Date or reasonable extensions thereof.

8.14        Accounting Changes. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Credit Party or of any of its Subsidiaries.

8.15         Financial Covenants.

(a)     Consolidated EBITDA. Borrowers shall not permit Consolidated EBITDA for the four-quarter period ending on June 30, 2015 and for the four-quarter period ending on the last day of each fiscal quarter thereafter to be less than as set forth below:

Fiscal Quarter Ending On	Minimum Consolidated EBITDA

June 30, 2015	$500,000
September 30, 2015	$1,500,000
December 31, 2015	$3,000,000
March 31, 2016	$3,500,000
June 30, 2016	$4,000,000
September 30, 2016 and each fiscal quarter thereafter	$5,000,000

(b)     Consolidated Tangible Net Worth. Borrowers shall not permit Consolidated Tangible Net Worth as of the last day of any fiscal year, commencing with the fiscal year ending December 31, 2014, to be less than the “Minimum Tangible Net Worth Amount.” The Minimum Tangible Net Worth Amount shall be Thirty-Seven Million Dollars ($37,000,000) with respect to the fiscal year ending December 31, 2014 and shall be increased dollar for dollar by the aggregate amount of positive Consolidated Net Income (but not reduced if Consolidated Net Income in any fiscal year is negative) for each fiscal year thereafter.

8.16         No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind (other than those in this Agreement) on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to Borrowers or any other Credit Party. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing a Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

8.17         Depository Account. No Credit Party shall open or maintain any Depository Account unless such Depository Account is subject to a Depository Account Control Agreement in favor of Agent. Agent agrees that, unless an Event of Default shall have occurred and be continuing, the Credit Parties may withdraw or otherwise use funds in their Depository Accounts and that Agent will not exercise its right to control funds in such Depository Accounts except after the occurrence and during the continuance of an Event of Default.

8.18        OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 6.24 and Section 6.25.

8.19        Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

8.20         PACA License. No Borrower shall obtain or attempt to obtain a license under PACA.

ARTICLE IX

EVENTS OF DEFAULT

9.01         Event of Default. Any of the following shall constitute an “Event of Default”:

(a)     Non-Payment. Any Credit Party (i) fails to make payment on account of principal on any Loan as and when the same is due and payable hereunder or (ii) fails to make payment on account of interest on any Loans or of any other amount owed to Agent or Lenders under any Loan Document within three (3) Business Days after the same becomes due and payable; or

(b)      Representation or Warranty. Any representation or warranty by any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Credit Party, any of its Subsidiaries, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c)      Breach of Negative Covenants. Any Credit Party fails to perform or observe any term, covenant or agreement contained in Article VIII; or

(d)     Breach of Section 7.01. Any Credit Party fails to perform or observe any term, covenant or agreement contained in Section 7.01, and such failure shall not have been cured or remedied within three (3) Business Days after such failure occurs; or

(e)     Other Defaults. Any Credit Party fails to perform or observe any term or covenant contained in this Agreement (other than those set forth in Article VIII or Section 7.01) or any other Loan Document and, if such failure is by its nature capable of being cured or remedied, such failure shall not have been cured or remedied within twenty (20) days after such failure occurs; or

(f)     Cross-Default. Any Credit Party or any of its Subsidiaries (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Two Hundred Fifty Thousand Dollars ($250,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(g)    Insolvency; Voluntary Proceedings. Any Credit Party or any Subsidiary of a Credit Party (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(h)     Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against a Credit Party or any Subsidiary of a Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of a Credit Party or any Subsidiary and any such proceeding or petition is not dismissed, or such writ, judgment, warrant of attachment, execution or similar process is not released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) a Credit Party or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) a Credit Party or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(i)     Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of Fifty Thousand Dollars ($50,000) or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of ten (10) days after the entry thereof; or

(j)     Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against any Credit Party or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k)     Loss of Licenses. (i) Any Governmental Authority revokes or fails to renew any license, permit or franchise of any Credit Party or any of its Subsidiaries, (ii) any Credit Party or any of its Subsidiaries for any reason loses any license, permit or franchise, or (iii) any Credit Party or any of its Subsidiaries suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any license, permit or franchise; and (i), (ii) or (iii), as applicable, would be reasonably expected to have a Material Adverse Effect; or

(l)     Adverse Change. There occurs a Material Adverse Effect; or

(m)     Loan Documents. (i) any material provision of any Loan Document or any of the Loan Documents in its entirety shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary party thereto or the Credit Party or any of its Subsidiaries shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(n)      Reserved.

(o)     Guarantor Defaults. Any Guarantor shall fail in any material respect to perform or observe any term, covenant or agreement contained in its Guaranty on its part to be performed or observed and any such failure shall remain unremedied for a period of three (3) days from the occurrence thereof or any “Event of Default” as defined in any Guaranty shall have occurred; or any Guaranty shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), or any Guarantor, or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

9.02         Remedies. If any Event of Default occurs, Agent may, or shall if directed by the Majority Lenders, during the continuation of such Event of Default:

(a)     declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties; and

(c)     exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, that upon the occurrence of any event specified in Section 9.01(g) or (h) (in the case of clause (i) of Section 9.01(h) upon the expiration of the 60 day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agents, or any Lender.

9.03         Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

AGENT

10.01       Appointment and Authorization; “Agent”

(a)     Each Lender hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.02       Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.03       Liability of Agent. No Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Credit Party or any Subsidiary or Affiliate of a Credit Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrowers or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Subsidiaries or Affiliates of any Credit Party.

10.04       Reliance by Agent.

(a)     Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, email or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)     For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

10.05       Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or a Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article IX; provided, that unless and until Agent has received any such request, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06      Credit Decision. Each Lender acknowledges that no Related Person has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Credit Party or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by any Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of any Related Person.

10.07       Indemnification of Related Persons. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), based on its Pro Rata Share, from and against any and all Indemnified Matters; provided, that no Lender shall be liable for the payment to Related Persons of any portion of such Indemnified Matters resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Credit Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

10.08       Agents in Individual Capacity. American AgCredit and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Credit Parties and their Subsidiaries and Affiliates as though American AgCredit were not Agent and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, American AgCredit or its Affiliates may receive information regarding the Credit Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Credit Parties or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, American AgCredit shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

10.09       Successor Agent. Agent may, at its sole discretion, resign as Agent upon 30 days’ notice to the Lenders. If Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and the Credit Parties, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, such resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

10.10       Withholding Tax.

(a)     Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement, and on the date when it executes the Assignment and Acceptance and becomes a party to this Agreement, in the case of each other Lender, and from time to time thereafter if requested in writing by the Credit Parties or Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide Agent and the Credit Parties with (i) an accurate, complete, and duly executed Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor or substitute form prescribed or permitted by the Internal Revenue Service, certifying that such Lender is entitled to claim the benefit of complete exemption from imposition of United States withholding tax under an income tax treaty to which the United States is a party in respect of payments made under this Agreement or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States and (ii) in the event that, by virtue of a change in law or regulations, such forms are no longer valid evidence of a Person’s exemption from withholding reasonably satisfactory to Borrower Representative, other appropriate evidence supporting such Person’s exemption from withholding as Borrower Representative may reasonably request.

(b)     For any period with respect to which a Lender or an Assignee has failed to provide Borrower Representative with the appropriate form described in Section 10.10(a) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under Section 10.10(a)), such Lender or Assignee shall not be entitled to indemnification under Section 4.01 with respect to Taxes imposed by the United States.

(c)     If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Credit Parties owing to such Lender, such Lender agrees to notify the Credit Parties and Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Credit Parties owing to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(d)     If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Credit Parties owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(e)     If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by Section 10.10(a) are not delivered to the Credit Parties and Agent, then the Credit Parties or Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(f)     If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Credit Parties or Agent, as the case may be, fully for all amounts paid, directly or indirectly, by the Credit Parties or Agent, as the case may be, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Credit Parties or Agent, as the case may be, under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of Agent.

10.11       Collateral Matters.

(a)     Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)     The Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which any Credit Party or any of its Subsidiaries owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Credit Party or any of its Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Credit Party or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as provided in Section 11.01(f). Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.11(b), provided that the absence of any such confirmation for whatever reason shall not affect Agent’s rights under this Section 10.11.

10.12       Swap Obligations. In connection with performance of its duties under this Agreement, Agent shall be entitled to assume no amounts are due to any Swap Lender unless the Swap Lender has notified Agent in writing of the amount of any Swap Obligations owed to it.

ARTICLE XI

MISCELLANEOUS

11.01       Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by Agent at the written request of the Majority Lenders) and Borrowers (or Borrower Representative, on behalf of Borrowers) and acknowledged by Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrowers (or Borrower Representative, on behalf of Borrowers) and acknowledged by Agent, do any of the following:

(a)     increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02);

(b)     postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c)     reduce the principal of, or the rate of interest specified herein on any Loan, or, subject to clause (iii) in the proviso below, any fees or other amounts payable hereunder or under any other Loan Document, other than the waiver of Mandatory Prepayments pursuant to Section 2.09;

(d)     change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(e)     amend this Section 11.01, or Section 2.15, or any provision herein providing for consent or other action by all Lenders; or

(f)     discharge any guarantor of all or any portion of the Obligations, or release all or substantially all of the Collateral except as otherwise may be provided in the Collateral Documents;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of Agent under this Agreement or any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swap Lender in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Swap Lender under this Agreement or any other Loan Document and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the respective parties thereto.

11.02       Notices.

(a)     All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Credit Parties by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Credit Parties or Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Credit Parties and Agent. In addition, Notices of Borrowing may be delivered via email if permitted by Agent and upon the Credit Parties’ compliance with any procedures thereto established by Agent.

(b)     All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered by overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or X to Agent shall not be effective until actually received by Agent.

(c)     Any agreement of Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Credit Parties. Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Credit Parties to give such notice and Agent and the Lenders shall not have any liability to the Credit Parties or any other Person on account of any action taken or not taken by Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Credit Parties to repay the Loans shall not be affected in any way or to any extent by any failure by Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by Agent and the Lenders of a confirmation which is at variance with the terms understood by Agent and the Lenders to be contained in the telephonic or facsimile notice.

11.03       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04       Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Majority Lenders, shall be at the expense of such Credit Party, and neither Agent nor any Lender shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any Related Persons, in connection with the preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, (b) subject to the provisions of Section 7.10, Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any Related Person in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent and its Related Persons, for all reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Loan Document or Obligation, including Attorney Costs.

11.05       Indemnity.

(a)     Each Credit Party agrees to indemnify, hold harmless and defend Agent, its Related Persons, and each Lender (each such Person being an “Indemnified Person”) from and against all liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnified Person in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Credit Party, and (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 11.05 to any Indemnified Person with respect to any Indemnified Matter, to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnified Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(b)     Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any Property of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Property of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnified Person is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or the owner, lessee or operator of any Property through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party and (ii) are attributable solely to acts or omissions of such Indemnified Person.

(c)     The obligations in this Section shall survive payment of all other Obligations. All amounts owing under this Section shall be paid within 30 days after demand.

11.06       Marshalling; Payments Set Aside. Neither Agent nor the Lenders shall be under any obligation to marshal any assets in favor of the Credit Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that the Credit Parties make a payment to Agent or the Lenders, or Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Agent upon demand its pro rata share of any amount so recovered from or repaid by Agent.

11.07       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Credit Party may assign or transfer any of its rights or obligations under this Agreement or any of the Loan Documents to which it is a party without the prior written consent of Agent and each Lender.

11.08       Assignments, Participations, Etc.

(a)     Subject to the consents required under Section 11.08(b), each Lender reserves the right, at any time, to syndicate its Commitments, Loans, rights and obligations under this Agreement and the Loan Documents to one or more Eligible Assignees identified by it. Upon request, Borrowers shall reasonably assist each such Lender in connection with any proposed syndication.

(b)     Any Lender may, with the written consent of Agent, which consent shall not be unreasonably withheld, and, unless an Event of Default has occurred and is continuing, the written consent of Borrower Representative, which consent shall not be unreasonably withheld (and which shall be deemed granted if no response to a request for consent has been objected to within five (5) Business Days after request therefor), at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of Agent or Borrower Representative shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender or to a bank loan fund managed by such Lender) (each an “Assignee”) (i) all of the Loans, the Commitments, and the other rights and obligations of such Lender hereunder, or (ii) any ratable part thereof in a minimum amount of Five Million Dollars ($5,000,000); provided, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrowers and Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall have delivered to Borrower Representative and Agent an Assignment and Acceptance in the form prescribed by Agent (“Assignment and Acceptance”), and (C) the assignor Lender or Assignee has paid to Agent a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500) unless the Assignee is an existing Lender.

(c)     From and after the date that Agent notifies the assignor Lender that it has received all necessary consents and an executed Assignment and Acceptance and payment of the above-referenced processing fee if required under Section 11.08(b), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the Loan Documents have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(d)     Immediately upon the giving of Agent’s notice under Section 11.08(c), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)     Any Lender may at any time sell to one or more commercial Lenders or other Persons not Affiliates of any Credit Party (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, and (iii) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03(b) and 11.05 as though it were also a Lender hereunder.

(f)     Notwithstanding any other provision in this Agreement, any Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

11.09       Confidentiality. Each Lender agrees to take, and to cause its Affiliates to take, normal and reasonable precautions to maintain the confidentiality of all confidential information provided to it by a Credit Party or any of its Subsidiaries, or by Agent on the Credit Party’s or such Subsidiary’s behalf, in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, (and shall require that all participants agree to do so as well) and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Credit Party or its Subsidiaries; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, its Affiliates or its Participants, or (ii) was or becomes available on a non-confidential basis from a source other than the Credit Party, provided that to Lender’s knowledge such source is not bound by a confidentiality agreement with the Credit Party; provided, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; and (H) to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Credit Party or any of its Subsidiaries is party or is deemed party with such Lender or such Affiliate. Notwithstanding anything herein to the contrary, Agent and each Lender may disclose any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Lender relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

11.10       Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Borrower hereby authorizes each Lender, at any time and from time to time, without prior notice to Borrowers, any such notice being waived by Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of Borrowers against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify Borrower Representative and Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

11.11       Actions in Concert. Notwithstanding any provision in this Agreement to the contrary, no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent.

11.12       Automatic Debits of Fees. With respect to any commitment fee, arrangement fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent under the Loan Documents, Agent may, with the consent of Borrower Representative prior to the occurrence of an Event of Default, debit any deposit account of Borrowers with Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. With respect to any interest or principal due and payable to the Agent, Agent may, with the consent of Borrower Representative prior to the occurrence of an Event of Default, debit any such deposit account in an amount equal to such interest or principal. If there are insufficient funds in such deposit accounts to cover the amount of the fee, cost or expense, interest or principal then due, such debits will be reversed (in whole or in part, in Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.12 shall be deemed a set-off.

11.13       Notification of Addresses, Lending Offices, Etc. Each Lender shall notify Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent may reasonably request.

11.14        Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.15       No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Credit Parties, the Lenders, Agent and its Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.16       Governing Law and Jurisdiction.

(a)     THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE CREDIT PARTIES, AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE CREDIT PARTIES, AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE CREDIT PARTIES, AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

11.17       Waiver of Jury Trial; Judicial Reference.

(a)     THE CREDIT PARTIES, THE LENDERS AND AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE CREDIT PARTIES, THE LENDERS AND AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)     Each of the parties hereto prefer that any dispute between them be resolved in litigation subject to the jury trial waiver set forth in Section 11.17(a) herein, but the California Supreme Court in Grafton Partners L.P. v. Superior Court has held such pre-dispute jury trial waivers are unenforceable under California law. Each of the parties hereto agree that the provisions of Section 11.17(b)-(i) shall be applicable until such pre-dispute jury trial waivers are deemed enforceable under California law or unless any dispute between them is brought before a court that is not applying California law.

(c)     Other than (i) non-judicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) arising out of or relating to this Agreement or any other Loan Documents, will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under this Agreement (the “Court”).

(d)     The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(e)     The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f)     Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.

(g)     The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including motions for summary judgment or summary adjudication. The referee shall issue a decision pursuant to CCP §644 and the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order entered by the Court is fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h)     If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(i)     THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

11.18       USA Patriot Act Notice. Each Lender and Agent (each for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Act.

11.19       Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Credit Parties, the Lenders and Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

11.20       Counterparts; Facsimile or Electronic Signatures. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any of the other Loan Documents to produce or account for more than one such counterpart. Executed signature pages of the Agreement and the other Loan Documents may be delivered to the parties by facsimile or electronic transmission, and the parties may rely on any such facsimile or electronically-transmitted signature page for all purposes.

11.21       Status of Prior Agreement and Loans Outstanding Under Prior Agreement. This Agreement shall amend and restate the terms of the Prior Agreement. This Agreement shall not cancel or terminate the Prior Agreement, nor act as a novation thereof, but shall amend, restate, and supersede the Prior Agreement. All revolving loans outstanding under the Prior Agreement shall be deemed to be Revolving Loans outstanding under this Agreement and the 2010 Term Loan (as defined in the Prior Agreement) under the Prior Agreement shall be the 2010 Term Loan under this Agreement. If any interest rate applicable to any such Loan is being changed by this Agreement, such interest rate shall be adjusted as of the Closing Date to the interest rate applicable under this Agreement, but all LIBOR elections shall remain in effect. All Loan Documents delivered pursuant to the Prior Agreement shall continue to remain outstanding and in full force and effect and shall be considered issued and delivered under this Agreement unless superseded by this Agreement or by another document delivered in connection with this Agreement. All references in those documents to the Prior Agreement shall hereafter be references to this Agreement. If the provisions of any of those Loan Documents shall conflict with the terms of this Agreement, then the terms of this Agreement shall govern and control.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:

ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership

By:	Royal Hawaiian Resources, Inc., a Hawaii corporation, its managing general partner

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	President, CEO & CAO

ROYAL HAWAIIAN RESOURCES, INC., a Hawaii corporation

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	President, CEO & CAO

ROYAL HAWAIIAN SERVICES, LLC, a Hawaii limited liability company

By:	Royal Hawaiian Orchards, L.P., a Delaware limited liability company, its member

By:	Royal Hawaiian Resources, Inc., a Hawaii corporation, its managing general partner

	By:	/s/ Scott Wallace
	Name:	Scott Wallace
	Title:	President, CEO & CAO

ROYAL HAWAIIAN MACADAMIA NUT, INC., a Hawaii corporation

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	President

BORROWERS REPRESENTATIVE:

ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership

By:	Royal Hawaiian Resources, Inc., a Hawaii corporation, its managing general partner

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	President, CEO & CAO

Agent and Lenders:

AMERICAN AGCREDIT, PCA, as Agent and as a Lender

By:	Royal Hawaiian Resources, Inc., a Hawaii corporation, its managing general partner

By:	/s/ Janice T. Thede
Name:	Janice T. Thede
Title:	Vice President

SCHEDULE 2.01(a)
to the Credit Agreement

REVOLVING LOAN COMMITMENTS
AND PRO RATA SHARES

Lender	Revolving Loan Commitment	Pro Rata Share
American AgCredit, PCA	$9,000,000	100%

Total	$9,000,000	100%

DISCLOSURE SCHEDULE
to the Credit Agreement

Litigation

Edmund C. Olson as Trustee for the Edmund C. Olson Trust No. 2 v. Royal Hawaiian Orchards, L.P. and DOES 1-100, collectively, Circuit Court of the Third Circuit of the State of Hawaii, Civil No. 15-1-0016, filed January 22, 2015.

Royal Hawaiian Orchards, L.P. v. Edmund C. Olson, in his capacity as trustee of the Edmund C. Olson Trust No. 2; the Edmund C. Olson Trust No. 2; and DOES 1-50, collectively, U.S. District Court, Central District of California – Western Division, Case No. 2:14-CV-08984, filed November 20, 2014.

ERISA

None.

Subsidiaries

RHR, RHS, and RHMN are Subsidiaries of RHO.

RHR, RHS, and RHMN have no Subsidiaries.

Depository Accounts

Holder	Type	Last Two Digits of Account Number

RHS	Checking	05
RHR	Checking	54
RHMN	Money Market	60
RHMN	Checking	51
RHO	Checking	07
RHO	Checking	96

All accounts are with Bank of Hawaii, 120 Pauahi St., Hilo, HI 96720. The full account numbers have been separately delivered to Agent.

Permitted Liens

None.

Existing Investments

None.

Existing Indebtedness

None.

Proposed Investments

None.

Contingent Obligations

None.

SCHEDULE 11.02

LENDING OFFICES; ADDRESSES FOR NOTICES

BORROWERS

Royal Hawaiian Orchards, L.P.

Royal Hawaiian Resources, Inc.

Royal Hawaiian Services, LLC

Royal Hawaiian Macadamia Nut, Inc.

688 Kinoole Street, Suite 121

Hilo, HI 96720

Attention:	Scott C. Wallace, President
Telephone:	(949) 661-6304 ext. 101
Facsimile:	(949) 487-0242
Email:	scott@royalhawaiianorchards.com

AMERICAN AGCREDIT, PCA,

as Agent and as a Lender

Address for Borrowing Notices, Notices of Conversion/Continuation:

American AgCredit, PCA

5560 South Broadway

Eureka, California 95503

Attention:	Account Officer – Royal Hawaiian Resources
Telephone:	(707) 545-8871
Facsimile:	(707) 442-1268

Address for all other notices:

American AgCredit, PCA

200 Concourse Boulevard

Santa Rosa, California 95403

Attention:	Account Officer – Royal Hawaiian Resources
Telephone:	(707) 545-7100
Facsimile:	(707) 521-3575

Agent’s Payment Office:

CoBank, ACB

Wichita, Kansas

ABA No. 101104562

Account No. 11575000

Account Name: American AgCredit

Attention: Participation Accounting

Reference: Royal Hawaiian Resources

EXHIBIT A

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Date: _____________

To:     American AgCredit, PCA, as Agent

Re:

Amended and Restated Credit Agreement, dated as of March 27, 2015 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Royal Hawaiian Orchards, L.P. and the other Persons signatory thereto as “Borrowers”, the financial institutions from time to time party thereto as “Lenders”, and American AgCredit, PCA, as Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Initially-capitalized terms used without definition herein shall have the meanings specified in the Credit Agreement.

The undersigned, Royal Hawaiian Orchards, L.P., a Delaware limited partnership, in its capacity as Borrower Representative under the Credit Agreement, hereby gives you notice irrevocably, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:

1.     The Business Day of the proposed Borrowing is March 27, 2015.

2.     The aggregate amount of the proposed Borrowing is $_____________________.

3.     The Borrowing is to be comprised of $___________ of [Base Rate Loans][LIBOR Loans].

[4.    The duration of the Interest Period for the [LIBOR Loans] included in the Borrowing shall be _____ [one] [two] [three] [six] months].]

[5.    The undersigned hereby directs that funds in the aggregate amount of the proposed Borrowing be transferred to _________________ pursuant to the following wiring instructions:]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)     the representations and warranties of the Credit Parties contained in each Loan Document are true and correct in all material respects as though made on and as of such date, except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such date;

(b)     no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing;

(c)     since the date of last financial statements delivered to Agent, there has been no Material Adverse Effect; and

(d)     after giving effect to the proposed Borrowing, the Effective Amount of all Revolving Loans shall not exceed the Aggregate Revolving Loan Commitment.

[Remainder of left blank; signature on following page.]

Borrower Representative:

ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership

By:	Royal Hawaiian Resources, Inc., a Hawaii corporation, its managing general partner

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF CONVERSION/CONTINUATION

Date: ______________

To:     American AgCredit, PCA, as Agent

Re:

Amended and Restated Credit Agreement, dated as of March 27, 2015 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Royal Hawaiian Orchards, L.P. and the other Persons signatory thereto as “Borrowers”, the financial institutions from time to time party thereto as “Lenders”, and American AgCredit, PCA, as Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Initially-capitalized terms used without definition herein shall have the meanings specified in the Credit Agreement.

The undersigned, Royal Hawaiian Orchards, L.P., a Delaware limited partnership, in its capacity as Borrower Representative under the Credit Agreement, hereby gives you notice irrevocably, pursuant to Section 2.06 of the Credit Agreement, of the [conversion] [continuation] of Loans specified below:

1.     The Conversion/Continuation Date is ______________.

2.     The aggregate amount of the Revolving Loans to be [converted] [continued] is $_______________.

3.     The Loans are to be [converted into] [continued as] [LIBOR Loans] [Base Rate Loans].

[4.     The duration of the Interest Period for the LIBOR Loans included in the [conversion] [continuation] shall be [[one] [two] [three] [six] months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Conversion/Continuation Date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)     the representations and warranties of the Credit Parties contained in the Loan Documents are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date;

(b)     no Default or Event of Default exists or shall result from such proposed [conversion] [continuation];

B-1

(c)     since [the date of last financial statements delivered to Agent,] there has been no Material Adverse Effect; and

(d)     after giving effect to the proposed [conversion][continuation], the Effective Amount of all Revolving Loans shall not exceed the Aggregate Revolving Loan Commitment.

Borrower Representative:

ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership

By:	Royal Hawaiian Resources, Inc., a Hawaii corporation, its managing general partner

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

ROYAL HAWAIIAN ORCHARDS, L.P. ,
ROYAL HAWAIIAN RESOURCES, INC.,

ROYAL HAWAIIAN SERVICES, LLC,

ROYAL HAWAIIAN MACADAMIA NUT, INC.,

Date of Financial Statements: ______________

Reference is made to that certain Amended and Restated Credit Agreement dated as of March 27, 2015, among Royal Hawaiian Orchards, L.P., a Delaware limited partnership, Royal Hawaiian Resources, Inc., a Hawaii corporation, Royal Hawaiian Services, LLC, a Hawaii limited liability company, and Royal Hawaiian Macadamia Nut, Inc., a Hawaii corporation (the foregoing, collectively “Borrowers” and each, a “Borrower”), Royal Hawaiian Orchards, L.P., a Delaware limited partnership, as Borrower Representative, the other Persons party thereto from time to time that are designated as a “Credit Party,” those persons from time to time party to the Credit Agreement as lenders (collectively, the “Lenders”; individually, each a “Lender”), and American AgCredit, PCA, as Agent for the Lenders (in such capacity, the “Agent”). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

The undersigned Responsible Officer of Borrower Representative hereby certifies as of the date hereof that he/she is the [_______________] of Borrower Representative, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lenders and the Agent on the behalf of Borrowers and that:

[Use the following paragraph only if this Certificate is delivered in connection with the annual financial statements required by Section 7.01(a) of the Credit Agreement.]

1.     Attached hereto are true and correct copies of the audited consolidated balance sheet of Borrowers and their Subsidiaries as at the end of the fiscal year ended _______________ and the related consolidated statements of income or operations, shareholders’ equity or partners’ capital, and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by the opinion of the Independent Auditor, which opinion (a) states that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) is not qualified or limited in any respect, including because of a limited or restricted examination by the Independent Auditor of any material portion of Borrowers’ or any of their respective Subsidiaries’ records.

or

[Use the following paragraph only if this Certificate is delivered in connection with the quarterly financial statements required by Section 7.01(b) of the Credit Agreement.]

C-1

1.     Attached hereto are true and correct copies of the unaudited consolidated balance sheet of Borrowers and their Subsidiaries as of the end of the fiscal quarter ended _________ and the related consolidated statements of income, owners’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, which are complete and accurate in all material respects and fairly present, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position, the results of operations and the cash flows of Borrowers and their Subsidiaries.

______________________________________________________

2.     The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements.

3.     To the best knowledge of the undersigned, Borrowers and their Subsidiaries, during such period, have observed, performed or satisfied all of the covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by Borrowers and their Subsidiaries, and the undersigned has no knowledge of any Default or Event of Default.

4.     The representations and warranties of Borrowers contained in Article VI of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they shall be true and correct as of such date; and except that this notice shall be deemed instead to refer to the last day of the most recent year for which financial statements have then been delivered in respect of the representation and warranty made in Section 6.11(a) of the Credit Agreement).

[Use the following paragraph only if this Certificate is delivered in connection with the annual or quarterly financial statements required by Sections 7.01(a) or 7.01(b) of the Credit Agreement.]

5.     The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate. All amounts and ratios in Schedule 1 refer to the financial statements attached hereto and are determined in accordance with the specifications set forth in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as the ____________ of Borrower Representative as of ______________, 20__.

ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership

By:	Royal Hawaiian Resources, Inc., a Hawaii corporation, its managing general partner

By:
Name:
Title:

C-2

SCHEDULE 1
to the Compliance Certificate

Dated _______________ / For the fiscal [quarter][year] ended ___________.

1.	Compliance with Section 8.15(a) (Consolidated EBITDA):

Required EBITDA as of such date:          $______________

Actual EBITDA as of such date:              $______________

In compliance: YES/NO

2.	Compliance with Section 8.15(b) (Consolidated Tangible Net Worth):

Required Tangible Net Worth as of such date:           $______________

Actual Tangible Net Worth as of such date:               $______________

In compliance: YES/NO

Attached to this Schedule 1 is an Excel spreadsheet showing the detailed calculations supporting the foregoing.